Exhibit 99.3

Master Agreement

11/7/1999 — 12/31/2006

MASTER AGREEMENT

TABLE OF CONTENTS

ARTICLE I		1

PURPOSE, SCOPE, DURATION, RECOGNITION AND GENERAL PROVISIONS		1

1.1	Purpose and Intent	1
1.2	Labor-Management Relations Mission Statement	1
1.3	Labor-Management Executive Committee	1
1.4	Term of Agreement	2
1.5	Scope of Agreement	3
1.6	Amendment of Agreement	3
1.7	Reopening Specified Provisions of the Agreement	3
1.8	Negotiations upon Expiration	3
1.9	Final Agreement	3
1.10	Severability and Savings	3
1.11	Management Rights	4
1.12	Recognition	4
1.13	Subcontracting	5
1.14	Union Security	6
1.15	Dues Deduction	6
1.16	Political Action Committee Fund	6
1.17	Indemnification	6
1.18	Strikes, Lockouts & Picket Lines	6
1.19	Union Business Representative	7
1.20	Bulletin Boards and E-Mail	7
1.21	Jurisdictional Disputes	7
1.22	Successor Clause	8
1.23	Plurality	8
1.24	Notices	8
1.25	Chief Shop Steward(s)	8
1.26	Assistant Shop Stewards (Stewards)	9
1.27	Union Duty	9
1.28	Union Right to Discipline Members	9
1.29	Non-Discrimination	10

ARTICLE II		11

JOB AWARDS		11

2.1	Seniority	11
2.2	Job Notice	11
2.3	Job Award/Bid Committee	12

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2.4	Familiarization Period after Promotion or Lateral Move	12
2.5	Family Members	12
2.6	Hiring Procedures	13
2.7	Designation of Employees	13
2.8	Temporary and Part-Time Employees Health and Welfare	14
2.9	IBEW NECA Temp Employees	15
2.10	Probationary Employees	15
2.11	Job-Share	15
2.12	Job Classifications	17
2.13	Classification Committee	17
2.14	Work Out of Classification	18
2.15	No Layoff Clause	19
2.16	Layoff Procedure	19
2.17	Exit Incentive Program	20
2.18	Moving Expenses	21
2.19	No Out-Of-State Job Transfer	21

ARTICLE III		22

COMPLAINT AND GRIEVANCE PROCEDURE/DISCIPLINE		22

3.1	Purpose	22
3.2	Complaints	22
3.3	Definitions and Presentation of Grievances	22
3.4	Arbitration	23
3.5	Discipline	24

ARTICLE IV		26

WORK WEEK, WORKDAY, SHIFT DIFFERENTIAL, SCHEDULES		26

4.1	Workweek	26
4.2	Workday	26
4.3	Shifts and Schedules	26
4.4	Alternate Workweek	27
4.5	Five (5) Day — Ten (10) Hour Workweek (5-10’s)	30
4.6	Shift Differential	30
4.7	Flex-Time	30
4.8	Relief	31
4.9	Eight-Hour Break	31
4.10	Rest Periods	31
4.11	Staggered Lunch Periods	31
4.12	Time Changes	32
4.13	Meal Allowances	32
4.14	In-State Travel Meal Allowance	33
4.15	Out-of-State Travel Meal Allowance	33
4.16	Reimbursement of Actual Meal Expenses	33

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4.17	Non-Meal Expenses	33
4.18	Travel Outside of Shift for Training	33
4.19	Personal Call	34
4.20	Transportation	34

ARTICLE V		35

WAGE RATES		35

5.1	Wage Rates	35
5.2	Overtime (OT) Pay	35
5.3	Call-Out Pay	36
5.4	Pyramiding Prohibited	36
5.5	Standby Time	36
5.6	High Time	37
5.7	Out of Classification OT	37
5.8	Distribution of OT	38

ARTICLE VI		40

EMPLOYEE BENEFITS		40

6.1	Health & Welfare Plan	40
6.2	Survivor Income Benefits	40
6.3	Retirement	40
6.4	Legal Trust	41
6.5	Apprenticeship Training	41
6.6	Alaska Electrical Money Purchase Pension Plan	41
6.7	Alaska Communication Systems, Inc. Employee 401(k) Savings Plan	41
6.8	Movement of Monies	41
6.9	Long Term Disability Income Insurance Plan	41
6.10	Communication Services	42
6.11	IBEW Hardship and Benevolent Fund (IHBF)	42

ARTICLE VII		43

HOLIDAYS, TIME OFF		43

7.1	Holidays	43
7.2	Flexible Time Off (FTO) Accrual Rates	44
7.3	FTO Accrual Limits	44
7.4	Scheduling of FTO	45
7.5	Incidental Scheduled FTO Requests	46
7.6	Jury Duty	46
7.7	Military Leave	47
7.8	Bereavement Leave	47
7.9	Leaves of Absence Non-Federal Family & Medical Leave Act (FMLA)	47
7.10	FMLA Leaves of Absence	48

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7.11	Unscheduled Absence	52
7.12	Cash-in of FTO	52
7.13	FTO Advances	53
7.14	Donation of FTO	53
7.15	Supplemental Workers Compensation	53
7.16	Supplemental Sick Pay (SSP)	53
7.17	Health and Welfare Contributions During Long Term Disability	54
7.18	Return to Work	54

ARTICLE VIII		55

SAFETY & TRAINING		55

8.1	Safety	55
8.2	Safety Standards	55
8.3	Safety Devices	55
8.4	Manhole Safety	55
8.5	Safety/Training Meetings	55
8.6	Safety Committee	56
8.7	Safety Responsibilities	56
8.8	Climbing Safety During Long Periods of Extreme Cold	56
8.9	Inclement Weather	56
8.10	District and Statewide Training Committees	56
8.11	Apprentice	58
8.12	No qualified bidders for Non-Journeyman Vacancies	60
8.13	Training Positions	60
8.14	Tools	61
8.15	Lockers	61
8.16	Personal Vehicles	61
8.17	Use of Company’s Time, Equipment or Material	61
8.18	Appropriate Dress and Language Code	61
8.19	Alcohol/Substance Abuse/Drug Testing	61
8.20	Compliance with Company Work Rules	63
8.21	Statutory Permits, Certificates and Licenses	63
8.22	New Technology	63
8.23	Tuition Refund	63

ARTICLE IX		65

GENERAL FOREMAN/FOREMAN/SERVICE ASSISTANT/LEAD		65

9.1	Foreman	65
9.2	Line Foreman	65
9.3	Subforeman	65

ARTICLE X		67

PAYDAYS		67

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10.1	Paydays	67
10.2	Wage Increase	67
10.3	Pay upon Termination	67

ARTICLE XI		68

MISCELLANEOUS		68

11.1	Communication Technician	68
11.2	Operators	69
11.3	Summer Student Hires	69
11.4	Information Services/Information Technology (IS/IT)	70

APPENDIX I — WAGE RATES & OCCUPATIONAL CLASSIFICATION		71

TABLE 1		71

Trainer		78

APPENDIX I (Continued)		82

COMMUNICATION TECHNICIAN (CT) CLASSIFICATION		83

SPECIALTY SKILL GROUPS		83

TABLE 2A		83

APPENDIX II — PENSION CONTRIBUTION		84

APPENDIX III — SUPPLEMENTAL SICK PAY (SSP)		86

LETTER OF UNDERSTANDING — SEVERANCE FREEZE		88

LETTER OF UNDERSTANDING — GRANDFATHERED WAGE RATES		90

LETTER OF UNDERSTANDING — FROZEN WAGE RATES		93

LETTER OF UNDERSTANDING —PHYSICALLY AND MENTALLY CHALLENGED EMPLOYEES		94

LETTER OF UNDERSTANDING — FMUS		95

I. Former FMUS (IBT) Employees		95

LETTER OF UNDERSTANDING		96

INTEGRATION LANGUAGE		96

SIGNATURE PAGE		98

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ARTICLE I

PURPOSE, SCOPE, DURATION, RECOGNITION AND GENERAL PROVISIONS

1.1          Purpose and Intent

The management of the Company and the Leadership of the Union have embraced a labor-management relationship founded upon trust, cooperation and shared goals.  The primary goals are to promote the success of the Company’s telecommunications business; to provide secure and rewarding jobs for its employees; and to provide quality service to meet the telecommunications needs of its Alaskan customers.  The purpose of this Agreement is to create a labor-management structure, and set forth terms and conditions of employment, to support a work environment that will further these goals.

The Company and the Union are committed to dealing with workplace issues in a manner that is consistent with the purpose and intent of the Agreement.  Accordingly, this Agreement shall be interpreted and administered to support the labor-management goals, balancing the interests of the employees, the Company’s shareholders and the customers.

1.2          Labor-Management Relations Mission Statement

The mission of the Company and the Union with regard to labor-management relations is to:

Maintain a relationship founded upon trust, cooperation and shared goals.

Assure that decisions relating to interpretation and administration of the Agreement are fair and appropriately balance the interests of the parties.

Engage in a participate effort to oversee the relationships between management employees and bargaining unit members.

Communicate in an open and constructive manner.

Encourage the dissemination of timely, relevant information so that decision making and the management of change can occur at the most effective level possible.

Promote total commitment from every Company employee, both management and bargaining unit, to improve the working environment and support the organization’s efforts to prosper and grow.

1.3          Labor-Management Executive Committee

The parties agree to form a Labor-Management Executive Committee.  The role of the Executive Committee shall be to foster positive labor-management relations, and to provide intermediate interpretation and administration of the Agreement in support of the Purpose and Intent, and Mission Statement set forth above.

A.                                   The Executive Committee shall have an equal number of representatives from labor and management.  The Executive Committee shall be composed of the Chief Operations Officer, appropriate Division Executive(s), the Vice President of Human Resources and a management employee(s), representing Company management; and the Union Business Manager, a Business Representative(s) and/or a bargaining unit member(s), representing the Union.  Both the Company and the Union may designate alternates to participate on their behalf.  The committee shall select a chairperson from its membership.  A quorum for Executive Committee meetings shall be a simple majority of its members, and Executive Committee recommendations shall be based on the majority vote of Executive Committee members who participate in the Executive Committee meeting.

B.                                     The Labor-Management Executive Committee shall meet quarterly at a date and time set by the chairperson during business hours, unless there is no business to conduct.  A meeting of the Executive Committee may also be convened at any time when its guidance is desired to further the attainment of the Purpose and Intent of this Agreement.  Meetings generally will be held at the location with the greatest number of committee members present.  Members of the Executive Committee who are located elsewhere may attend and participate telephonically.

C.                                     The Executive Committee shall be empowered to consider and recommend improvements in Company policies, practices and procedures which affect bargaining unit employees, including but not limited to workplace safety, employee training, service to the public, benefit utilization and similar topics of mutual concern to the parties.  The Executive Committee is not a substitute for the Grievance and Arbitration procedures incorporated in this Agreement, but may at its discretion review and make recommendations to resolve disputes.  The Executive Committee shall review all grievances prior to arbitration.

D.                                    The Company shall give due consideration to recommendations regarding matters of management prerogative, but shall not be required to implement such recommendations.  Neither the Company or the Union shall be required to accept recommendations made by the Executive Committee which would affect wages, hours and terms and conditions of employment covered by this Agreement, and implementation of any such recommendations shall require the mutual written consent of the Company and the Union.

1.4          Term of Agreement

This Agreement shall become effective November 7, 1999 and shall remain in effect through December 31, 2006.

1.5          Scope of Agreement

This Agreement shall apply to all facilities operated by and all operations and work conducted by union represented employees of the Company, working within classifications set forth in this Agreement.

1.6          Amendment of Agreement

This Agreement may be amended at any time by mutual consent of the parties.  Such amendment shall be reduced to writing and state the effective date of the amendment.

1.7          Reopening Specified Provisions of the Agreement

The term of this Agreement is intended to establish a long-term, stable relationship between the Company and the Union.  However, the parties recognize that the rapid changes taking place in the telecommunications industry could result in situations where the financial strength of the Company is seriously eroded.  Further, unforeseen changes in the Alaskan economy could cause the negotiated wage and benefit package to lag significantly behind the CPI.  The parties agree that if such situations arise, either party may demand to reopen specified provisions of this Agreement.

1.8          Negotiations upon Expiration

Either party desiring to amend or modify this Agreement must notify the other in writing one hundred and twenty (120) days prior to the renewal date of this Agreement.  Whenever notice is given for changes, the nature of the changes desired must be specified in the notice.  Negotiations must commence at least ninety (90) days before the expiration date of this Agreement.  After negotiations have commenced, this Agreement will remain in full force and effect so long as the parties continue to bargain together in good faith; provided, however, the Agreement which results from negotiations will be effective as of the expiration date of this Agreement, any annual extension or any date mutually agreed to by the Company and Union.  Failure to give timely and proper written notice in accordance with this procedure shall be a forfeiture of the right to renegotiate any provision of the Agreement for the succeeding twelve (12) month period.  Posting of written notice of intent through the U.S. Mail via certified delivery within the above stipulated time frame shall be deemed to be timely, proper notice.

1.9          Final Agreement

This Agreement is intended to replace and supersede all previous Agreements, Letters of Understanding, informal agreements and negotiations. It is understood that this Agreement was reached to the mutual satisfaction of both parties and any attempt to circumvent the terms and conditions set forth shall constitute a breach of this Agreement.

1.10        Severability and Savings

In the event that any of the provisions of this Agreement shall be declared by a court of competent jurisdiction to be invalid for any cause, the invalid provision shall be deemed to be null and void and the remainder of this Agreement shall continue in full force and effect.  Within thirty (30) calendar days after a provision has been declared invalid, the parties will commence negotiations with regard to such invalidated provision and any other provisions of this Agreement which are affected by the invalidation.

1.11                        Management Rights

Subject to the specific provisions of this Agreement, the management rights of the Company are reserved.

A.                                   Accordingly, it is the right of the Company to determine the standards of service to be offered; determine the standards of selection for employment; direct its employees in an efficient manner; take reasonable disciplinary action for just cause; relieve its employees from duty because of lack of work; maintain the efficiency of operations; determine the methods, means, and personnel by which operations are to be conducted; adopt and amend a classification plan pursuant to Section 2.13, allocate and reallocate employees to positions within the plan; take all reasonable actions to carry out its mission in emergencies; and exercise control and discretion over its organization and the technology of performing its work.  The enumeration of management rights herein reserved shall not be deemed to exclude other rights or functions of management not so enumerated.

B.                                     All of the work coming within the scope of this Agreement shall be done by members of the bargaining unit, however, nothing in this Agreement shall be construed to limit non-bargaining unit personnel from performing such work in order to meet the needs of the service under emergency circumstances or for purposes of giving training or instruction.  Such supervisory work will not cause layoffs or part-timing of employees.

C.                                     The Company may prescribe working rules in addition to the working rules set forth in this Agreement as long as such rules are not inconsistent with the terms of this Agreement.  Working rules will be reviewed with the Union prior to implementation.

1.12                        Recognition

The Company recognizes the Union as the exclusive bargaining agent for the purpose of collective bargaining with respect to wages, hours and other terms and conditions of employment for all employees in the bargaining unit consisting of the job classifications in the Agreement.

A.                                   All employees who perform work covered by any existing collective bargaining agreement to which IBEW is signatory, with an employer purchased or otherwise acquired by the Company, shall bargain modification of the Master Agreement to address integration of such Alaska Utility into the Master Agreement covering matters not addressed herein. This includes continued layoff protection for IBEW represented employees of Alaska Utilities acquired by ACS. All work traditionally performed by IBEW represented employees at any Alaskan Utility purchased by the Company shall be bargaining unit work under the Master Agreement unless the work in such newly acquired Alaskan Utility is covered by a collective bargaining agreement between another union and such employer. With each acquisition or purchase of an Alaskan Utility, the definition of bargaining unit work shall be expanded to include any new or different work performed by employees who are merged into the unit covered by the Master Agreement.

B.                                     If ACS enters into a partnership or joint venture, in which ACS has a controlling interest, with any other business entity to provide communications services in the State of Alaska, ACS will agree to any legitimate accretion to the Master Agreement bargaining unit. ACS also agrees to extend voluntary recognition to the IBEW upon an appropriate showing of IBEW’s majority status among any non-represented employees who perform work traditionally performed by IBEW. Thereafter, such employees shall be incorporated into the bargaining unit covered by the Master Agreement as provided above.

1.13        Subcontracting

It is understood that the right of contracting or subcontracting is vested in the Company, subject to the following conditions:

A.                                   The right to contract or subcontract shall not be used for the purpose or intention of undermining the Union or to discriminate against any of its members or circumvent this Agreement.  Further, subcontracting shall not be initiated solely for the purpose of avoiding paying employees OT nor shall it be the cause of layoff or part timing of regular employees.

B.                                     In order to preserve work traditionally performed by employees represented by IBEW Local Union 1547, the Company shall require that contractors for communications maintenance, new construction or electrical work normally performed by employees represented by the IBEW, have a current collective bargaining agreement or letter of assent with the IBEW Local Union 1547.

C.                                     Notwithstanding Section 1.13 (B), ACS may subcontract with non-union contractors for work in bush village locations for projects under $25,000, as long as such subcontracting is not inconsistent with Section 1.13 (A).

D.                                    In all circumstances where a signatory contractor acquires work under this Section, the Company shall operate as a Construction Industry Employer as that term is used in National Labor Relations Act (NLRA).

E.                                      It is agreed that the Company will make every reasonable effort to offer to regular employees the opportunity to work the same number of hours as contractor personnel.

1.                                       When the Company is employing contract day labor employees working directly under Company supervision doing work normally performed by employees working under this Agreement, the Company employees shall have the option of working the same number of hours per week as the contract personnel, except for incidental OT.

2.                                       When the Company is employing contract day labor crews not working directly under Company supervision, Company employees in the same classification in that location shall be entitled to OT equalization on a quarterly basis.  The equalization will be based upon the total number of hours worked (excluding incidental OT) by contract day labor employees in the same skill group in the same community.  This shall not apply to situations where employees of contractors are performing project work (i.e., hard money contracts).

1.14        Union Security

All employees coming under the terms of this Agreement shall as a condition of employment make application to join the Union within thirty-one (31) calendar days following the date of employment or within thirty-one (31) calendar days following the date of signing of this Agreement, whichever is the later. They must then maintain membership in good standing for the life of this Agreement and any renewal thereof. The Company will, fourteen (14) calendar days after receipt of a written request from the Union, terminate the employment of an employee who is alleged to have failed to maintain his membership in good standing as required by the Union.  The tender of initiation fees and periodic dues uniformly required as a condition retaining Union membership shall constitute good standing in the Union for the purposes of this paragraph.  If the Union fails to admit such an employee to Union membership, this shall not be cause for the employee’s dismissal.

1.15        Dues Deduction

The Company will deduct dues, assessments and withholdings duly authorized by employees on forms provided by the Union.  The Company will send a check for the total amount deducted, together with a list of the individuals’ names for whom the deductions were made, to the Financial Secretary as designated by the Union on or before the fifteenth (15th) day of the following month.  This authority shall be revocable by the employee by notice in writing delivered by mail to the Manager of Payroll and the Financial Secretary of the Union.

1.16        Political Action Committee Fund

With voluntary authorization by an employee on a form supplied by the Union, the Company agrees to deduct seven cents ($.07) per hour from the employee’s wages to be submitted to the IBEW Local Union 1547 for its Political Action Fund.

1.17        Indemnification

The Company assumes no responsibility in connection with deduction of dues except that of forwarding monies deducted as set forth in this Article.  The Union shall indemnify the Company and hold the Company harmless from any and all claims against the Company for the amounts deducted and withheld from earnings.

1.18        Strikes, Lockouts & Picket Lines

The Union acknowledges the essential nature of the services provided by its members to the public and the need to provide uninterrupted services. Accordingly, this section is a guarantee that there shall be no strikes, slowdowns, work interruptions, or lockout of employees during the duration of this Agreement. The grievance and arbitration procedures of this Agreement provide the exclusive remedy for the resolution of disputes covered by this Agreement.

A.                                   No employee shall be disciplined for refusal to cross a recognized and sanctioned picket line; however, in the event that a two-gate system exists, the second gate shall not constitute a picket line.  A recognized and sanctioned picket line shall mean:

1)                                      A picket line where IBEW has a primary dispute with another employer, including a recognitional, economic, organizational, unfair labor practice or area standards picket, but excluding a publicity, secondary or refusal to patronize picket.

2)                                      A picket line established by another Union that has received the official sanction and recognition in the minutes of the Western Alaska Building Trades meeting.

3)                                      A sanctioned and recognized picket line is any picket line which is identified to the Company by the Business Manager of IBEW Local 1547 or the designated representative.  When a dispute regarding the legality of a picket line arises, IBEW and the Company shall meet within 24 hours and negotiate in good faith to determine whether the picket line is “recognized and sanctioned” for purposes of this Agreement.  In the event the parties are unable to agree on whether such picket is sanctioned and recognized a third or disinterested party may be called to give an interpretation.

B.                                     No employee shall be disciplined for refusing to cross a recognized and sanctioned picket as provided herein, unless it can be shown that the employee acted unilaterally without contacting the Shop Steward or Union Hall to request clarification of the status of the picket.  An employee may be disciplined possibly to include termination only when the employee refuses the direct orders of the Company and IBEW to cross a picket line.

1.19        Union Business Representative

Union officers and representatives shall be granted access to the Company’s premises during working hours.  Such visits shall not interfere with the normal operations of the Company.  The Union will notify local management prior to such visits.

1.20        Bulletin Boards and E-Mail

The Company shall furnish bulletin boards in work areas.  Bulletin boards may be used for the posting of officially signed Union bulletins.  The Vice President of Human Resources, or designee, may allow the Chief Shop Steward(s) the use of e-mail for the timely dissemination of Union bulletins and information.

1.21        Jurisdictional Disputes

The Union shall not engage in concerted actions involving the Company in the event of jurisdictional disputes.  Should jurisdictional disputes occur between this exclusive representative and other bargaining units, the parties to this Agreement pledge in good faith to seek the participation of all interested parties to the dispute so that the matter may be resolved with finality in arbitration or before the appropriate administrative agency.

1.22        Successor Clause

The Company and Union hereby agree that, in relation to all labor contracts between predecessor employers, including Century Telephone Enterprises, Inc. and Anchorage Telephone Utility, and Union, the Company is a successor employer.  The Company agrees to be bound, to the full extent that predecessor employers are or would have been bound, to all the terms and conditions of this Agreement.

The Company and Union agree that the terms and conditions of this Agreement shall be binding on any and all successors and assigns of the Company, whether by sale, transfer, merger, acquisition, consolidation or otherwise.  The Company shall require any purchaser, transferee, lessee, assignee, receiver or trustee of the operation covered by this Agreement to expressly accept, in writing, all terms and conditions of such Agreement.  A copy of such written acceptance shall be provided to the union at least thirty days prior to the effective date of any sale, transfer, lease assignment, receivership, or bankruptcy proceeding.

1.23        Plurality

Unless the context of this Agreement clearly requires a different interpretation or construction, all references to the singular shall also include the plural and vice versa.

1.24        Notices

Notices required under the provisions of this Agreement, unless otherwise specified, shall be delivered by the Company to the Business Manager, Local Union 1547, IBEW, 3333 Denali Street, Anchorage, Alaska 99503 for service upon the Union; and to the Vice President, Human Resources, 600 Telephone Ave., MS 15, Anchorage, Alaska 99503, for service upon the Company, and the date of receipt of such notices shall be the controlling date for the purposes hereunder.  Each party shall promptly inform the other of any change in the addresses set forth in this Section.

1.25        Chief Shop Steward(s)

There will be two Chief Shop Stewards appointed by the Union to represent all employees.  These positions will be full-time assignments and will be compensated at the top craft rate of pay plus fringe benefits paid for on a scheduled work week basis.

A.                                   The duties of the Chief Shop Stewards shall include, but not be limited to, the handling of employee complaints and grievances, the coordination and possible resolution of complaints and grievances from appointed assistant Shop Stewards, and as a liaison between employees, Shop Stewards, Union Business Representative, and the Company. The Chief Stewards shall also be the last employees laid off in their current working classification.

B.                                     One-half (1/2) of the cost of the two full-time Chief Shop Stewards wages and fringes will be reimbursed to the Company by the Union.

C.                                     The Chief Shop Steward(s) shall be responsible for control of all complaints and grievances.

1.26        Assistant Shop Stewards (Stewards)

The Union shall have the right to designate Stewards and shall notify the Company in writing, as to the identity of said Stewards prior to the assumption of Steward duties.

A.                                   The duties and activities of the Stewards, in addition to the Stewards regular duties, shall include handling of complaints and grievances, administration of the Agreement, Union orientation of new employees (Union retirement, medical-surgical, insurance) and other duties as mutually agreed upon by the parties.

B.                                     The Stewards shall be allowed to perform any normal Union duties during working hours.

C.                                     The Stewards shall notify the appropriate Foreman as to the intent and reason, the estimated time, and where the Steward can be reached before the assumption of such Union duties.

D.                                    The Union shall notify the Company within twenty-four (24) hours as to the appointment or any official status change of any Steward.

E.                                      The Company shall not discriminate against the Steward with regard to the proper performance of the Steward’s duties provided such duties are conducted in a timely manner.

F.                                      An appropriate Steward, Chief Shop Steward or the Business Representative shall be present during all disciplinary actions or meetings with an employee.

1.27        Union Duty

Upon providing management with reasonable notice, a regular employee elected or appointed to office or Union duty shall be granted a leave of absence without pay for the term of office or duty involved, not to exceed three (3) years, and shall continue to accrue bargaining unit seniority during the leave of absence.  Such Union leave may be extended from time to time by mutual agreement.  An employee who has been granted Union leave shall provide the Company at least four (4) weeks notice prior to returning to work.

1.28        Union Right to Discipline Members

The Union reserves the right to discipline its members for any violations of Union laws, rules, or agreements.  However, the parties recognize that no General Foreman, Foreman, SA, Leadperson, or Subforeman shall be subject to discipline by the Union for exercising the responsibility and authority for which they are held accountable by the Company as their legitimate and expected duties which, by the management nature, place them at potential odds with the bargaining unit employees under their authority.

1.29        Non-Discrimination

The Company and the Union agree to comply with all State and Federal laws, rules or regulations prohibiting discrimination against any person with regard to employment because of race, color, religion, association, mental or physical disability, sex, national origin, age, marital status, change in marital status, pregnancy, family relationship, parenthood, veteran status, workers’ compensation claimant status, or the exercise of civil rights procedures.  It is further agreed that this non-discrimination provision relates to hiring, placement, upgrading, rates of pay or other forms of compensation, transfer, demotion, recruitment, opportunity for training, layoff, termination and all other conditions of employment.

ARTICLE II

JOB AWARDS

2.1          Seniority

A.                                   Bargaining Unit Seniority (Seniority) for Regular Employees is defined as the length of service since last employed by the Company in classifications covered by this Agreement.  Bargaining Unit Seniority is used for layoff, transfer, recall, selection of vacation, preference in the election of shifts and days off.  Bargaining Unit seniority shall not be bridged or prorated.

B.                                     Continuous Service for Regular Employees is defined as the total countable time of employment, (as well as time in non-bargaining unit positions) in the service of the Company, its predecessors and subsidiaries.  Continuous service is used for the purposes of fringe benefit accrual, continuous service will be bridged for previous employees who are rehired after the employee has worked a period of time equal to the absence.   Continuous service credit shall not be bridged or pro-rated between predecessor or acquired companies.

2.2          Job Notice

The following procedure will govern job posting, and job bidding for all job classifications covered by this Agreement.

A.                                   Job Posting - Postings for vacancies or newly created positions shall state details and qualifications applicable to the position.  Postings will be on all Company bulletin boards for a minimum of five (5) working days prior to the bid committee convening.

B.                                     Bidding - Any employee covered by this Agreement may, during the posting period, present a bid request, in writing, to the Human Resources Department.  Such request will include all data required by the posting.  Temporary jobs are not biddable.

C.                                     Prior to opening any bids the Company shall declare whether or not temporary employee bids will be considered. Temporary employee bids may, at the option of the Company, be considered only after all regular employees who have bid, have been found to be unqualified.

D.                                    No regular employee may submit a bid for a job until such employee has completed twelve (12) full months employment with the Company.  All employees are limited to one (1) successful bid during each twelve (12) month period.  The Company and the Union may agree to waive this limitation.  This section shall not prevent an employee from bidding on promotional opportunities.

2.3          Job Award/Bid Committee

Within ten (10) working days after the closing date of the bids, the bidders will be considered and the job awarded.

A.                                   A Bid Committee composed of two (2) representatives from the Union and two (2) from the Company will first review all bids for validity of qualifications.  All qualified bids will then be considered by the committee on the basis of leadership, job performance (including any disciplinary action), skills and knowledge, judgment, interpersonal skills, oral and written expression, appearance and decision-making.  Where bidders are equal in qualification, seniority shall prevail.

B.                                     An employee who successfully bids into a position with a classification that has progressive pay increases (e.g., start, six-month, 12-month, and 18-month), will be placed at the appropriate progressive pay rate in the new classification that would ensure that the employee’s base rate is not diminished by virtue of the successful bid.  This condition will not apply to any bids involving trainee or apprenticeship classifications.

C.                                     The Bid Committee shall determine the qualifications of employees.  In the event the Bid Committee is unable to reach a majority decision within three working days, an impartial tiebreaker will be selected by the Division Vice President and the Union Business Manager to make the final decision as to an employee’s qualifications.

D.                                    The decision of the Bid Committee shall be final and shall not be subject to the grievance and arbitration provisions of this Agreement unless it can be shown that an applicant was unlawfully discriminated against as defined in Article I, Section 1.29.

2.4          Familiarization Period after Promotion or Lateral Move

Any employee who is promoted or laterally moved from one type of work to another shall be given a reasonable length of time, not to exceed 180 calendar days, to become acquainted with the job and establish the ability to fill the job satisfactorily.  Should the employee’s performance in the new job prove unsatisfactory to the foreman, the employee shall be immediately notified and returned to the former job without loss of seniority if the position is still vacant.  If not vacant, the employee shall be returned to the next vacant position in the classification from which the employee bid or to the next vacant position for which the employee is qualified in a classification with comparable pay to the classification from which the employee bid.

2.5          Family Members

It is agreed that members of the same family may be employed, but one family member may not directly supervise another and may not process, review or audit the work of another, whether in the same or different departments.  All employment of relatives must be approved in advance by the appropriate Division Executive and the Vice President of Human Resources.  For the purposes of this section, family members shall be defined as spouse, brother, sister, father, mother, child, step-father, step-mother, grandmother, grandfather, grandchild, mother-in-law, father-in-law, step-child, uncle and aunt.  The definition also includes all other relatives who live in the same household and persons who live together in non-marital, non-related arrangements.

2.6          Hiring Procedures

The Union will be advised when new or replacement employees are needed and the Union shall make every effort to provide satisfactory applicants to the Company.

A.                                   Except as provided below, when the Union fails to make available satisfactory applicants within forty-eight (48) hours (excluding holidays and weekends) from the date of advice, the Company may then employ any other applicants.  The Company will provide the Union with name, address, job assignment, and date of hire of such applicants.  The Company may reject any applicant it finds unsatisfactory.

B.                                     In the event the Company requests more than three (3) employees of the same classification simultaneously, the Union will have ninety-six (96) hours (excluding holidays and weekends) from the date of advice.

C.                                     The Union will be notified by telephone, FAX and/or courier the same day the dispatch is made of the Company’s intent to reject, hire, or investigate the applicant further.  If the applicant is rejected, the Union will have an additional forty-eight (48) hours from the time of rejection to dispatch another applicant.  This procedure continues until either an applicant is hired or the Union is unable to dispatch an applicant within forty-eight (48) hours as may be extended as indicated above.

2.7          Designation of Employees

A.                                   Regular - Regular employees are those employees who have successfully completed their probationary period and are employed full-time by the Company.

B.                                     Regular Part-Time - Regular part-time employees are those employees who have successfully completed their probationary period and are employed in positions where the work involved will total less than forty (40) hours per week.  Such work may be of an irregular nature such as short shifts at various times and on various days of the week. Regular part-time employees are limited to operators, customer service representatives, dispatch and repair representatives, clerical employees, cashiers and employees in the bush.

1)                                      Regular part-time employees shall be paid at the rates established for regular employees in their respective classification.

2)                                      Regular part-time employees will receive the same benefits as regular employees with health and welfare exceptions as described in Section 2.8.  Their annual leave will be prorated based on the amount of hours worked per pay period.

3)                                      The number of part-time employees shall not exceed 20% of the regular full time employees in the same classification.  For example, if the Company has 100 customer service representatives they could employ up to 20 part-time customer service representatives.  Part-time temporary employees do not accrue leave or benefits except as described below.

C.                                     Temporary - Temporary employees are those employees hired to augment the work force whenever the work load temporarily requires additional help, or in the event of an emergency or unanticipated condition or situation or to relieve regular employees during absences, for a period not normally to exceed twelve (12) months unless extended by mutual agreement by the Company and Union. Such employees may be hired on a full-time or part-time basis

1)                                      A temporary employee who is extended beyond twelve (12) months shall receive all benefits of a regular employee.

2)                                      If the temporary employee is extended beyond twelve (12) months, the position shall be bid immediately per provisions of this Agreement.

3)                                      Temporary employees shall receive a wage progression step increase upon completion of the applicable months listed in Appendix I.

4)                                      Temporary employees shall accrue fringe benefits (i.e. Pension, Legal, and Apprenticeship) under this Agreement with the exception of Leave and Holiday Pay, and shall be paid the basic hourly wage rate for the classification in which they are working.

5)                                      The Company may terminate temporary employees and such termination shall not be subject to the grievance and arbitration provisions of this Agreement.

2.8          Temporary and Part-Time Employees Health and Welfare

Temporary full-time and regular part-time employees who have worked eighty (80) hours in any one-month period shall be enrolled in the Alaska Electrical Health and Welfare Flex Plan for the following month.

A.                                   The following exceptions will apply:

1)                                      Temporary employees hired for a specific short period of time, i.e., short calls for a period of less than three months.

2)                                      Part-time employees scheduled and worked less than eighty (80) hours per month (unless maintained through self-pay provisions of the Trust).

3)                                      Temporary part-time employees shall receive no benefits.

2.9          IBEW NECA Temp Employees

IBEW Inside/Outside Agreement Employees are employees who may be hired to augment the work force in specific classifications identified elsewhere in this Agreement for a period not to exceed twelve (12) months unless extended by mutual agreement by the Company and Union.  An Inside/Outside Agreement employee who is extended beyond twelve (12) months shall have the same eligibility to receive all benefits as a regular employee.  If the temporary employee is extended beyond twelve (12) months, the position shall be bid immediately per provisions of Article 2.2 of this Agreement.  Pay for such employees shall be based on the current contract pay scale in effect between IBEW Inside/Outside Agreement employees and the Union, including fringe benefits limited to health and welfare, pension (which includes money purchase and NEBF), legal and apprenticeship, payable to the joint account of the applicable trusts.

2.10        Probationary Employees

Probationary employees are those on trial to qualify for regular positions.  Regular employees shall be considered to be on probation for the first six (6) months unless extended by mutual agreement between the Company and the Union.  During the probationary period the Company may, at its option, lay off or discharge such employee as long as the dismissal is not discriminatory.  Probationary employees do not have seniority until they become regular.

2.11        Job-Share

Overall Goal - In order to attract and retain the valuable services of qualified employees, ACS wishes to establish a job-sharing program.  This program allows two employees to share a single budgeted position.

A.                                   Job-Sharing - In recognition that certain regular employees may wish to enter into a “job-sharing” status, the parties to the Agreement have developed a “job-sharing” program to be administered according to the following terms and conditions.  In implementing and administering this program, the parties recognize and agree that there is no intent for the Company to incur costs in excess of those required to fund a regular full-time position.

1)                                      Job-sharing is defined as a condition whereby two individuals qualified for the same classification “share” one position on an alternating scheduled basis.

2)                                      Two employees will work on alternating half-day, week, month, three-month, or six-month prearranged schedules.

B.                                     Program Eligibility - All regular full-time employees are eligible for participation in this program.  Only bargaining unit employees may share a bargaining unit position.

C.                                     Terms and Conditions of Program Participation - To begin the program, the Division Vice President and the Vice President Human Resources must agree to the shared work request.  It is the intent of both parties that the most qualified employees are selected to fill the job-shared positions.  An employee (employee “A”) who already occupies the position will not be required to re-bid the position.  A Vacancy Posting will be completed in accordance with the terms of the CBA and a Bid Committee will be convened to select the most qualified applicant (employee “B”).  In the event that there are no regular employees who meet the qualifications of the position, job-share will not be granted.  Once a job-share position is created and filled, it may not be withdrawn without the concurrence of the immediate supervisor and Division Vice President.

1)                                      Employees who participate in this program shall be considered as regular employees and covered under all terms and conditions of the Agreement.

D.                                    Termination, Promotion or Transfer - Employees who are sharing a specific job may withdraw from the program under the following conditions:

1)                                      If an employee participating in this program terminates or if an employee successfully bids into another classification, the remaining employee will have the option of reverting to full-time status or requesting that the position be bid.  If another job-share partner is not located, the employee will be expected to resume full-time work status.

E.                                      Wages - Compensation will be at the appropriate wage and step for the regular full-time classification of the job shared.

F.                                      Flexible Time Off (FTO) - FTO will be prorated based on the hours worked.

G.                                     Holidays - The employee, whose normal workweek includes a holiday, will observe the holiday.  The employee who is off work during the period that the holiday occurs will not be compensated for the holiday monetarily or with additional time off.  Each employee shall be entitled to two (2) personal holidays per year.

H.                                    Health and Welfare Benefits - For employees in a shared work status, the Company will pay one-half of the premium amounts currently in effect for a regular employee.  A job-share employee may elect (in writing) to not have insurance coverage, thereby saving the Company that cost.

I.                                         Other Benefits Available to all Other Regular Employees - These benefits would remain the same for job-share employees.

J.                                        Emergencies - The parties recognize that on occasion, due to extreme and unforeseeable circumstances beyond the control of the Company or employee, the Company may  or employee request suspension of agreed to practices; for example during a windstorm, flood or other natural disaster, or at the individual employee level whereby an employee suffers some personal tragedy.  The parties herein define “emergency” for the purposes of this Agreement as follows:

1)                                      Employer Emergency - When due to circumstances beyond the Company’s control, a hazard to property or life is threatened or substantial discontinuance of utility services is imminent.

2)                                      Employee Emergency - When due to circumstances beyond the employee’s control and they are placed in a position of substantial personal loss.  Such circumstances may arise out of sickness or injury in the employee’s immediate family, as well as property loss due to uncontrollable events.

3)                                      Emergency Shift Change - In the event of an emergency, the parties agree that every effort will be made on the part of both parties to achieve a reasonable solution.  The Company may request the job-share employee to work a “shift” not normal to the job share schedule.  The employee may request consideration of the Company dependent upon the type of emergency encountered.

K.                                    Union Dues - Monthly union dues will be paid by the employee regardless of work schedules.  Assessments are only to be collected on compensable hours.

L.                                      Participation in Lieu of Layoff - This program may be beneficial to employees scheduled for layoff.  An employee scheduled for layoff may seek participation in this program with an eligible employee (if both employees and the Company are in agreement) not involved in the layoff.  Layoffs would be the only instance allowed for bypassing the Bid Committee.  If two or more qualified employees scheduled for layoff wish to job-share with another regular employee, the employee with the most seniority will be selected.  All other terms and conditions of program participation shall apply.

2.12                        Job Classifications

The parties recognize the Company’s bargaining unit job classifications as listed and contained in this Agreement and that such classifications have been agreed upon and are in existence upon the signing of this Agreement.

2.13        Classification Committee

The Union and the Company shall immediately establish a Classification Committee consisting of two (2) management representatives appointed by the appropriate Division Vice President and two (2) Union representatives appointed by the appropriate Chief Steward or Business Representative.

A.                                   The Committee shall be charged with establishing or amending proposed job classifications or descriptions falling within the scope of this Agreement.  A majority vote of the committee shall be controlling.

B.                                     If the Classification Committee does not agree on the new job classification or the proposed changes, the matter shall be submitted to the Labor-Management Executive

Committee.  If the Executive Committee is unable to agree, the matter shall be submitted to arbitration.

C.                                     The Company will also submit material changes in job descriptions for review and comment of the committee prior to implementing such changes.

2.14        Work Out of Classification

The Company may assign employees to perform work out of their regular classifications.

A.                                   An employee who is assigned to perform the work of a higher rated classification shall be paid the wage rate of the next highest step in the classification to which assigned, for all time worked at the higher rate computed to the nearest quarter hour.  Assignment of an employee to a higher rated classification without an increase in pay shall be limited to bona fide training situations.

1)                                      An employee who is assigned to perform the work of a higher rated classification will receive acting pay for wages only.  Pension contribution will not be changed.

B.                                     An employee who is working in a higher rated classification, other than a Foreman, shall be granted a step increase after working the required hours set forth in Appendix I.  If the employee is subsequently awarded a position in that classification, credit toward step increases shall be given for the total hours worked in the classification.

1)                                      In order to meet the needs of service, it is agreed and understood that, in the absence of an employee’s regular Foreman, an employee who meets the minimum qualifications (if a qualified individual is available) will be designated by the Company to perform all duties and will be paid the wage as appropriate for hours worked; except as provided in Article IV, Section 4.4, Alternate Workweek.

2)                                      Absence is defined when either the Foreman is: a) on leave; b) in training; c) away from their normal work site/sites for more than two (2) hours.

C.                                     Acting pay shall be offered to regular employees first.  Temporary employees will be considered after all regular employees decline the acting assignment.

D.                                    NECA temporary employees who act in a higher classification shall receive wage rates set forth in the appropriate NECA Inside Plant or Outside Plant wage rate schedules.

E.                                      An employee’s current job function may be required to be performed while performing job functions of a higher represented classification, e.g., special projects or unusual work assignments.

F.                                      By mutual agreement, the parties recognize that there are legitimate business reasons for long term acting assignments that do not circumvent job bidding, and posting.

G.                                     Regular employees temporarily assigned to management positions shall have their hourly wage rate increased one dollar ($1.00) per hour for hours worked in such position.

H.                                    An employee who is assigned to work out of classification in a lower rated classification shall be paid at the employee’s current wage rate.

I.                                         Employees may be assigned to temporary jobs for cross training provided the employee signifies an interest in a particular assignment through the training committee.  Cross training will be administered in accordance with Article XIII, Section 8.13.

J.                                        This section is not to be utilized for the purpose of moving non-journeyman to journeyman positions.

2.15        No Layoff Clause

No employees who were continuously employed by the Company prior to October 17, 1998 shall be subject to layoff during the first three years of the term of this Agreement.

A.                                   It is understood however, that a Company employee who declines a transfer opportunity per Article II, Section 2.16, shall waive the no layoff protection of this paragraph.

B.                                     The acquisition of an Alaskan Utility and the merger of any non-IBEW represented employees into the Agreement, shall not result in the layoff or any displacement of any employees already covered by the Master Agreement.

2.16                        Layoff Procedure

In the event certain bargaining unit positions are targeted for transfer or layoff, the parties will attempt to reassign employees to other job classifications prior to utilizing the layoff and recall procedure.

A.                                   These reassignments will be through the Classification Committee and may be outside the employees’ normal duties, provided they meet the minimum qualifications of the new assignment.  Such reassignments will be offered by seniority within affected classifications.  Reassigned employees not electing to accept reassignment may pursue participation in the job-share program.  Layoff of employees not reassigned nor participating in job-share shall be in accordance with the provisions of this Article.

B.                                     Seniority shall be used to determine the order of layoffs.  The least senior employee in a position targeted for layoff shall be the first to be laid off.

C.                                     The Company will give two (2) weeks written notice of layoff and provide a layoff allowance as follows:

Months of Continuous Service	Layoff Allowance
Less than 6 months	0 Hours
6 months but less than 25 months	80 Hours

25 months but less than 37 months	100 Hours
37 months but less than 60 months	120 Hours
60 months or over	160 Hours

D.                                    The employee to be affected may, at the employee’s own discretion, replace another employee with less seniority in the same or lower classification within the Company, provided that the employee meets the minimum qualifications for that position.

E.                                      The Classification Committee shall determine the qualifications of employees.  In the event the Classification Committee is unable to reach a majority decision within three working days, an impartial tiebreaker will be selected by the appropriate Division Vice President and the Union Business Manager or designees to make the final decision as to an employee’s qualifications.

F.                                      The employee may seek job-share in lieu of a layoff as provided in Article II, Section 2.11 of this Agreement.  However, if no job-share opportunity can be identified within the notice period given to the employee, the employee shall be subject to layoff as scheduled.

G.                                     A laid-off employee shall have recall rights for two years after layoff.  The Union will be advised of the recall.  The Union will send notification of recall to the employee.  If the employee does not return within fourteen (14) calendar days of notification, or make alternative arrangements satisfactory to the Company, the Company will have fulfilled its obligations to the employee as regards to recall from layoff.

H.                                    A recalled employee maintains his service and seniority date, as well as rate of pay.

2.17        Exit Incentive Program

An exit incentive program may be offered to bargaining unit employees prior to utilizing the layoff procedure, as outlined in Section 2.16.

A.                                   Thereafter, an exit incentive program may be offered; however, prior to implementing any layoffs, the Company will submit its proposed plans to the Executive Labor-Management Committee for review.

B.                                     An exit incentive program may be offered to selected areas, work groups and/or selected classifications of the work force as the Company deems appropriate as a means to assist in regulating the size of the work force in such areas and to assist employees in the transition.  The early exit incentive program shall amount to payment to the employee in an amount of two weeks wages multiplied by the number of years of service that the employee has with the Company.

C.                                     Employees participating in the exit incentive program may either accept payment in a one-time sum or as bi-weekly payments for the amount of time that equates to the cash-out dollar amount.  Employees selecting the biweekly pay-out will not accrue service time nor be eligible for benefits or leave accrual during this period.  None of these options shall increase the Company’s expense beyond that of the offer in the previous paragraph.

2.18        Moving Expenses

A.                                   Employees transferred at the employee’s own request shall bear the moving expenses.

B.                                     Regular employees transferred at the direction of the Company shall have all reasonable family transportation and moving expenses paid by the Company, and will be allowed one paid day of absence plus any additional time consumed in travel.

C.                                     A regular employee that has moved to another work location because the employee’s job will be eliminated or because it has been pre-empted by an employee with greater seniority, will have moving expenses paid by the Company, but not to exceed $1,000.

2.19        No Out-Of-State Job Transfer

There shall be no involuntary transfer by The Company of any employees covered by this Agreement outside the State of Alaska during the life of this Agreement.

ARTICLE III

COMPLAINT AND GRIEVANCE PROCEDURE/DISCIPLINE

3.1          Purpose

The purpose of this procedure is to provide a means whereby complaints and grievances may be adjusted or resolved promptly and fairly.

3.2          Complaints

An employee, either directly or through the local Steward, may verbally present a complaint to the supervisors.  Employees and supervisors are encouraged to resolve disputes in this manner, provided the resolution is not inconsistent with the terms of this Agreement.  The Steward shall have the right to be present at and to participate in the process.  Because of the informal nature of the complaint process, resolutions shall not be considered precedent setting.

3.3          Definitions and Presentation of Grievances

“Grievances” shall mean, and be limited to, disputes or differences between the Company and the Union, or employees so represented, with respect to the interpretation or application of any specific provision of this Agreement.

A.                                   Both parties agree to use their best efforts, including informal meetings involving supervision, Human Resources, the appropriate Steward, and the grievant, to resolve matters without resorting to the grievance procedure except that any such meetings shall not extend the time limits set forth in this Section.  In the event such informal methods do not result in a resolution, the dispute must be reduced to writing.  The written “Notice of Grievance” shall contain:

1)                                      The name(s) of the employee claiming to be aggrieved.

2)                                      The nature of the grievance and the circumstances out of which it arose, including the date of occurrence.

3)                                      The remedy or correction which is requested.

4)                                      The Section(s) of the Agreement relied upon or alleged to have been violated.

5)                                      The signature of the grievant and a Steward.

B.                                     A grievance must be presented within twenty (20) calendar days, except for termination (ten (10) working days) after the employee or the Union knew or should have known of the event giving rise to the grievance.  The failure to submit a grievance within such periods shall constitute a bar to further action thereon.

C.                                     The grievance shall be processed in accordance with the following steps:

Step 1

Within five (5) working days after the grievance is presented at Step 1, a meeting shall be held with the grievant, the Department Head of the activity, or designated representative, and the appropriate Steward, or designated representative.  The Department Head shall make a reply in writing not later than five (5) working days after the meeting.  If this reply is unsatisfactory, the grievance may be appealed to Step 2 provided such appeal is made within five (5) working days following the receipt of the reply.

                Step 2

Within ten (10) working days after the grievance is appealed to Step 2, a meeting shall be held between the appropriate Division Vice President of the Company, or designated representative.  Written documentation explaining reason for disagreement along with any supporting information must be included with the grievance appeal.  The Division Vice President shall make a reply in writing not later than five (5) working days after meeting with the Union’s representative.  If this reply is unsatisfactory, the grievance may be appealed to arbitration provided written notice of such appeal is given to the Company within ten (10) working days following receipt of the Step 2 reply.  A copy of any notice of appeal to arbitration shall be forwarded for review by the Labor-Management Executive Committee.

D.                                    The time limits set forth above may be extended by mutual agreement of the parties.  Failure of either party to act within the time schedule set forth in this procedure without the express written agreement of the other party will be considered a default and the grievance shall be considered to be settled in favor of the non-defaulting party.  The mailing, e-mailing or facsimile transmission of the grievance appeal or answer shall constitute a timely appeal or response if postmarked or electronically inscribed within the appeal period.  The decision to appeal a grievance filed by the employee(s) to arbitration shall be solely the determination of the Union.

E.                                      In the application of this Article “workdays” shall exclude Saturdays, Sundays and recognized holidays.  Nothing in this section shall be construed to prevent settlement of a grievance by mutual agreement of the parties at any time.

3.4          Arbitration

Arbitration shall be conducted in accordance with the following rules:

A.                                   The Company and the Union shall first seek to select an arbitrator by mutual agreement.  If the parties are unable to agree, within thirty (30) calendar days after the request for arbitration is received, the party initiating the arbitration shall contact the Seattle office of the American Arbitration Association (AAA) and request that a list of arbitrators be sent to the Company and the Union.  Within ten (10) working days after the receipt of the list of arbitrators, authorized representatives of the parties shall meet and select an arbitrator by alternately striking names from the list until one arbitrator remains.  In the event that the selected arbitrator is unwilling or unavailable to serve, and if the parties are still unable to mutually agree upon an arbitrator, the procedure shall be repeated with a new list of arbitrators supplied by the AAA.  The parties agree to make their best efforts to schedule the arbitration at the earliest available date.  Unless otherwise agreed, all arbitration shall be processed and conducted in accordance with the Voluntary Labor Arbitration Rules of the AAA.

B.                                     All arbitration hearings will be conducted at a mutually agreeable location.  Subject to the Company operation requirements, employees who are parties to the grievance shall be allowed time, without loss of pay, to attend arbitration hearings conducted during the employees’ scheduled working hours.  The Company will pay no compensation for attendance by employees at hearings conducted outside the employee’s scheduled working hours.

C.                                     The parties agree that the decision or award of the arbitrator shall be final and binding on each of the parties and that they will abide thereby, subject to such laws, rules and regulations as may be applicable.  The authority of the arbitrator shall be limited to determining questions directly involving the interpretation or application of specific provisions of this Agreement, and no other matter shall be subject to arbitration hereunder.  The arbitrator shall have no authority to add to, subtract from, or to change any of the terms of this Agreement, to change an existing wage rate, or to establish a new wage rate.  In no event shall the same question be the subject of arbitration more than once.  Each party shall bear the expense of preparing its own case.  The expense of arbitration shall be borne equally by the Company and the Union.

3.5          Discipline

A.                                   Progressive Discipline - In normal circumstances, the Company shall follow a program of graduated discipline for just cause, consisting of oral warning, written reprimand, suspension for a period to be determined by the Company, with or without pay, or termination of employment.  The Company may impose discipline at any level depending upon the severity or frequency of the offense.

B.                                     Termination of Employment - The Company retains the right to discipline an employee for just cause.  The Company agrees that in the case of discharge, the designated Union representative shall be notified of the reason of such contemplated discharge prior to any action taken against the employee.  If circumstances warrant immediate action and the Business Representative and/or Chief Shop Steward cannot be notified, the employee shall be suspended without pay until the Business Representative and/or Chief Shop Steward is notified, or five (5) working days pass, unless constraints preclude such notice.  If the Union fails to grieve a discharge within ten (10) working days of the action, the right to grieve or arbitrate the action is forfeited.

C.                                     Letters of Disciplinary Action Time Limits - Two (2) years from the date of the action concerned, the Vice President of Human Resources, at the employee’s request, shall review the disciplinary action and if no subsequent report of similar violations has been made, the Company shall be notified to return its copies with respect to the disciplinary action from all personnel office files to the interested employee.

ARTICLE IV

WORK WEEK, WORKDAY, SHIFT DIFFERENTIAL, SCHEDULES

4.1          Workweek

The workweek shall begin Sunday, 12:01 a.m. and end Saturday, midnight, the same as a calendar week, and shall consist of five (5) consecutive days from Monday through Friday, inclusive, except as otherwise provided in this agreement or mutually agreed by the Company and Union.

4.2          Workday

The workday shall be eight (8) consecutive hours, excluding a lunch break, as scheduled by the Company between the hours of 7:00 a.m. and 9:00 p.m.  Employees will start and end their shifts at their assigned work location unless in travel status.

A.                                   Split Shifts  — Operators, Dispatch and Repair Representatives and Customer Service Representatives may work a split shift.

1)                                      Employees on a split shift will work seven and one half (7 1/2) hours with a one half (1/2) hour lunch break and will be paid for eight (8) hours.

2)                                      No employee will be assigned to a split shift without the employee’s consent.

3)                                      No employee will be required to work more than two (2) separate shifts and there shall be a minimum break of two (2) hours between shifts.  Additionally, split shifts shall not span more then twelve (12) hours from start to finish.

4)                                      Employees working split shifts will receive a transportation allowance of two dollars ($2.00) per day provided both halves of the split shift are worked.

5)                                      Split shifts will be paid a shift differential as provided for in Article IV, Section 4.6.

B.                                     The Employer will schedule lunch periods. Except for split shifts, lunches will be unpaid unless an employee cannot leave the work site or workstation. The Company will make every reasonable effort to accommodate one-half (1/2) or one (1) hour lunches as requested by the employee.  If an employee is unable to leave the work site or workstation they shall be paid for the lunch period.

4.3          Shifts and Schedules

Except for Telephone Operators, shifts and schedules will be bid and awarded on a seniority basis approximately every ninety (90) days.

A.                                   The immediate Foreman shall be responsible for scheduling and posting the schedule.

B.                                     At the option of the Company, one schedule shall commence on Sunday and end on Thursday; a second schedule shall commence on Monday and end on Friday; and a third schedule shall commence on Tuesday and end on Saturday.  Saturday and Sunday scheduled employees shall be compensated for at time and one-half (1½X).

C.                                     Schedules shall be posted at least one week in advance of the workweek; however, changes may be made prior to 5:00 p.m. of the calendar Wednesday preceding the workweek involved.  For any changes not in accordance with the foregoing, the affected employee will receive time and one-half (1½X) for hours worked on the first day of the new schedule.

1)                                      Scheduled Out of Town Travel - Upon providing an employee with advance notice, as required, an employee may be assigned to work in a location other than that to which they are normally assigned, for no more than two weeks without a trip home.

a)                                      If it is more cost effective to bring an employee home than would be the cost of room and board for a weekend stay, the Company will make every effort to bring the employee home on the weekends.

b)                                     If the employee chooses to stay and the cost of room and board is greater than bringing the employee home, the employee shall be responsible for the additional costs.

2)                                      The employee will utilize Company provided transportation to and from the location on Company time.

4.4          Alternate Workweek

A.                                   Four (4) day - ten (10) Hour Workweek (4-10’s)  — The 4-10’s shift may be worked on any four (4) consecutive days during the employee’s normal workweek.

1)                                      The 4-10’s shift may be worked on any four (4) consecutive days during the employee’s normal workweek with three (3) days off.

2)                                      This schedule may be established in any work area as designated by the Division Manager.

3)                                      General Foreman and Foreman may maintain a 5-8’s work schedule.

4)                                      Employees working a 4-10’s schedule may work without a Foreman for up to two (2) hours.

5)                                      No employee will be assigned to a 4-10’s schedule without employee consent.  The assigned Foreman will make the request directly to the employee(s).

6)                                      Lunches will be paid or unpaid in accordance with the work rules for the employees’ Functional Work Area.

7)                                      The first ten (10) hours of the fifth or sixth day of an employee’s 4-10’s workweek shall be paid at time and one-half (1½X).  The sixth day will be at two (2) times the applicable rate if the fifth day is worked at time and one-half. If the fifth day is not worked the sixth day will be at time and one-half if the proper notification is provided. The 7th day of an employee’s 4-10’s work schedule will be paid at two (2) times the applicable rate.  All hours worked outside of the scheduled ten (10) hour workday shall be paid at two times the applicable rate of pay.  If Saturday or Sunday is part of the employee’s 4-10’s schedule it shall be paid at time and one-half.

8)                                      During any holiday week, all the 4-10’s shifts will revert to a regular schedule of five (5) consecutive eight (8) consecutive hour days (5-8’s) unless the Company specifies otherwise.  If the Company does not want all work areas to work 5-8’s during the holiday week, the holiday will be paid at ten (10) hours.

9)                                      When a day of FTO is taken on the 4-10’s schedule, the employee will take ten (10) hours of FTO.  When a personal holiday is taken on a 4-10’s schedule, the employee will take two (2) hours of FTO.

10)                                Military Duty assignments will cause the employee to go back to the 5-8’s schedule shift.

11)                                When only part of a work area can be offered the 4-10’s schedule, the most senior qualified employee to volunteer will be selected.

12)                                When a Foreman is working a 4-10’s schedule, the General Foreman may cover the fifth day.

B.                                     Nine (9) day — eighty (80) hour Schedule (9-80’s) - A 9-80’s schedule is defined as an alternating, two (2) week schedule in which:

1)                                      One week consists of five (5) consecutive nine (9) hour workdays, with two (2) days off.

2)                                      The other week consists of four (4) consecutive days; three (3) which are nine (9) hour workdays and one (1) workday, which is an eight (8) hour day, with three (3) days off.

3)                                      This schedule may be established in any work area as designated by the Division Manager.

4)                                      The General Foreman and Foreman may maintain a 5-8’s work schedule.

5)                                      Employees working 9-80’s schedule may work without a Foreman for a one (1) hour time period.

6)                                      No employee will be assigned to a 9-80’s schedule without employee consent.  The assigned Foreman will make the request directly to the employee(s).

7)                                      Lunches shall be paid or unpaid in accordance with the work rules for the employees’ Functional Work Area.

8)                                      The first eight (8) hours of the fifth or sixth day of an employee’s 9-80’s schedule shall be paid at time and one-half (1½X), depending on the alternate workweek.  The fifth day will only pay time and one-half if it is not part of the employee’s normal 9-80’s schedule.  If the fifth day is not worked at time and one half the sixth day may be at time and one half if the proper notification is provided sixty-four (64) hours in advance of working the OT opportunity. The seventh (7th) day of an employee’s 9-80’s work schedule will be paid at two (2) times the applicable rate.  All hours worked outside of the 9-80’s work schedule shall be paid at two times the applicable rate of pay; except as provided in other articles of this Agreement.  If Saturday or Sunday is part of the employee’s 9-80’s schedule it shall be paid at time and one-half.

9)                                      When a holiday is part of a two (2) week 9-80’s schedule, the whole two-week schedule may revert to a 5-8’s schedule, so as not to impact the employees 80-hour pay period.  If the Company does not want all work areas to revert to 5-8’s during a holiday, the holiday will be paid at eight (8) or nine (9) hours, depending on which scheduled workday is impacted by the holiday to ensure the employees’ eighty (80) hour pay period.

10)                                When a day of FTO is taken on a 9-80’s schedule, the employee will take eight (8) or nine (9) hours depending on which scheduled workday is impacted by the FTO.  When a personal holiday is taken on a 9-80’s schedule, the employee will take one (1) hour of FTO if the scheduled workday is a nine (9) hour day.

11)                                Military Duty assignments will cause the employee to go back to the 5-8’s schedule shift in a manner not to impact the employee’s eighty (80) hour pay period.

12)                                When only part of a work area can be offered the 9-80’s schedule, the most senior qualified employee to volunteer will be selected.

13)                                When a Foreman is working a 9-80’s schedule, the first or fifth day may be covered by the General Foreman.

4.5          Five (5) Day — Ten (10)  Hour Workweek (5-10’s)

Where five ten-hour workdays are established by mutual agreement, the following rules will apply:

A.                                   Employees working this schedule will be paid straight time for the first eight (8) hours, and time and one-half (1½) for the last two (2) hours.  Any time off during the first eight (8) hours of the workday shall require the use of annual leave if the employee wants OT compensation for the 9th and 10th hour.  Annual leave may not be taken for the last two (2) hours (9th and 10th hours) of the workday.

B.                                     Notification of this schedule shall be made sixty-four (64) hours prior to the five ten-hour workweek, excluding weekends.

C.                                     No meal allowance will be paid for OT worked under this temporary schedule.

D.                                    All five ten-hour workdays shall be scheduled between the normal workday hours unless modified by mutual agreement.

E.                                      Any hours worked on the sixth consecutive day under the above provisions will be at two (2) times the applicable rate of pay.

4.6          Shift Differential

A.                                   All employees working a regular eight (8) hour shift which has a starting time outside of the hours 7:00 a.m. to 12:00 p.m. shall receive a shift differential equal to ten percent (10%) of their regular hourly rate of pay for hours worked.  (Employees working until 9:00 p.m. may elect to take a ½ hour lunch and start the shift at 12:30 p.m. and shall not receive the shift differential).

B.                                     Where it is necessary to maintain coverage, evening and night shifts shall be eight (8) consecutive hours and shall include the time necessary to eat.  During any shift, any alarm or work required will be accomplished regardless of when it occurs.  Shifts are evening (4:00 p.m. to 12:00 midnight) and night (12:00 midnight to 8:00 a.m.).  The evening and night shifts will be paid the shift differential.

4.7          Flex-Time

Flex-time may be worked with the mutual consent of the Company and the Union.  This section shall not be utilized to shorten the normal workday.

A.                                   At the employee’s request, the appropriate Division Vice President and the Vice President of Human Resources or designee(s) may place the employee on a flexible work schedule.  In deciding whether to approve a flexible work schedule, the Company shall consider factors affecting the Company’s operations such as service to the public, normal office hours, availability of supervision and job duties.  Additionally, the Company may offer flex-time scheduling for the lunch period as follows:

1)                                      Occasional Changes - At the request of the employee and with prior approval of the Foreman, an employee may occasionally take an unpaid lunch period for as short as 30 minutes or as long as 90 minutes.  Additionally, the employee may change the time of day the lunch break is observed; provided such changes do not disrupt the business needs of the Company.

2)                                      Alternative Regular Lunch schedules - With prior approval of the Foreman, an employee may take on a regular basis an unpaid lunch period for as long as 90 minutes for such things as exercise, school activities, dependent care transportation, etc.  Lunch break placement may be at a time other than the midpoint of the employee’s workday; provided such alternative lunch schedule does not disrupt the business needs of the Company.

4.8          Relief

All employees shall have at least eight (8) hours relief between shifts.

4.9          Eight-Hour Break

An employee who has been on duty for four (4) or more hours outside of the employee’s regularly scheduled shift, shall not report to work the following regularly scheduled shift until the employee has had a minimum of eight (8) consecutive hours relief.

A.                                   Any part of the employee’s relief period which falls within the affected employee’s regularly scheduled shift shall be compensated at the applicable straight time rate of pay.  If employees do not report for work following such eight (8) hours of relief, they will not be entitled to straight-time pay for those hours of their regularly scheduled shift which were included in their eight (8) hours of relief.

B.                                     When required to work by the Company with less than eight (8) consecutive hours relief, the employee will receive two (2) times the applicable straight time rate for all hours worked until eight (8) hours of continuous relief is received.

C.                                     Employees shall have the option to use annual leave in lieu of returning to work to complete the regularly scheduled shift.

4.10        Rest Periods

The Company recognizes two (2) rest periods of fifteen (15) minutes duration including travel time, one in the first half of a shift and one in the second half of the shift.

4.11        Staggered Lunch Periods

Lunch hours may be staggered to meet the needs of service.

4.12        Time Changes

When a change is made to Daylight Savings Time, employees will not receive less time than their normal shift because of the night tour being reduced by one (1) hour; the Company may, however, require the employee to work a full eight (8) hour shift.  It is also understood that when a change is made back to Standard Time, those employees required to work beyond their regular shift will be paid the OT rate.

4.13        Meal Allowances

A.                                   When employees are required to work two (2) full hours or more after their regular quitting time and there is no break in the continuity of work, the Company  shall provide a meal allowance, not to exceed ten dollars ($10.00), and the time necessary to consume it, (up to one (1) hour paid at the straight time rate), and at intervals of four (4) hours thereafter, for as long as the employee is required to work.

B.                                     When an employee is called out to work four (4) hours outside of their regular shift, the Company shall provide a meal allowance.  The meal allowance shall not exceed ten dollars ($10.00) and the employee shall be given the time necessary to consume the meal, (up to one (1) hour, paid at the straight time rate), and at intervals of four (4) hours thereafter, for as long as they are required to work.

1)                                      For (A) and (B) above, the Company will reimburse the employee ten dollars ($10.00) on the employee’s paycheck.

C.                                     Employees required to work at least one (1) full hour but less than two (2) full hours, shall be compensated one-half (1/2) hour at the straight time rate, in lieu of a meal.

D.                                    When employees work two (2) full hours or more, then the provisions of Section 4.13 (A) apply.  Where individual employees are assigned a Company vehicle, Company vehicles should be returned to their assigned location prior to the taking of a meal; however, if the work or job is to continue, the vehicle may be used during the meal period.

E.                                      OT assignments on an employee’s first scheduled day off are not eligible for a meal allowance for the first eight (8) work hours, provided the employee was given twenty-four (24) hours notice prior to the beginning of the assignment.

F.                                      There shall be no pyramiding of meal allowances (e.g., dinner meal allowance for an employee in travel status and post-shift OT dinner meal allowance).

G.                                     The OT meal allowance provisions in this section shall apply to an employee who is in travel status while on a work assignment, but shall not be applicable to travel in connection with training.

4.14        In-State Travel Meal Allowance

The following meal allowance rates have been established for reimbursement of meal expenses when an employee is away from his/her headquarters within Alaska:

	Overnight Rate	Non-Overnight Rate*
Breakfast	$7.00	$8.50
Lunch	$9.00	$11.00
Dinner	$17.00	$20.50

*Non-overnight rate applies if meal allowance qualifies as taxable income.

4.15        Out-of-State Travel Meal Allowance

The following meal allowance rates have been established for reimbursement of meal expenses when an employee is away from his/her headquarters outside Alaska.

Breakfast	$6.00
Lunch	$8.00
Dinner	$14.00

4.16        Reimbursement of Actual Meal Expenses

The meal allowances set forth above are provided to cover all meal expenses.  However, with prior approval from the supervisor, an employee may receive reimbursement of reasonable actual meal expenses while in travel status in a high cost location.  In such cases, reimbursement of actual expenses for meals will generally apply for the duration of the employee’s stay in that location and must be supported by valid receipts.  Reimbursement of reasonable actual meal expenses, supported by valid receipts, may be considered in situations where Company provided board proves inadequate.

4.17        Non-Meal Expenses

Valid receipts must support all non-meal expenses.  Employees who elect to travel by alternate methods, dates or times shall not be reimbursed for any additional expenses.

4.18        Travel Outside of Shift for Training

These conditions are for training only and shall not apply to working outside of the Company service area.

A.                                   Employees will be compensated at the straight time hourly rate for traveling as a passenger to or from a training location if said travel occurs outside normally scheduled hours.  The driver will be compensated at 1.5(X) the straight time hourly rate.

B.            Training hours shall supersede employee’s regular shift and shall become the employee’s reporting and quitting times.

C.                                     The Company shall provide transportation for training.  No vehicle allowance will be provided if employee declines Company transportation.

D.                                    When lodging is required, the Company shall provide the lodging and the appropriate meal allowance shall apply.

E.                                      When the employee is stranded because of unforeseen events, the employee shall receive OT pay at the time and one-half (1½X) rate, for no more than four (4) hours beyond eight (8) hours worked.  Lodging and meal allowances as listed in the CBA shall apply if the employee is stranded overnight

F.                                      All training performed on a holiday shall be paid at the regular hourly rate of pay for each hour of training.  Employees shall have eight (8) hours of Flexible Time Off (FTO) time applied to their annual leave bank if the holiday is missed and shall be allowed to utilize the holiday credit within thirty (30) calendar days.

G.                                     Exceptions to this policy shall be as agreed upon by the Vice President of Human Resources, or designee and the applicable Chief Shop Steward and/or the Business Representative.

4.19        Personal Call

In accordance with Company policy, one station-to-station call of reasonable length may be made to the employee’s home each night while away on company business.

4.20        Transportation

The Company shall furnish transportation from shop to job, job to job and job to shop.  Where reasonably available, transportation shall be by a licensed carrier, certified by an appropriate licensing agency.  No employee shall be required to accept transportation with any carrier if there is a reasonable concern about safety.

ARTICLE V

WAGE RATES

5.1          Wage Rates

Wage rates shall be as set forth in Appendix I of this Agreement.

5.2          Overtime (OT) Pay

Except as provided for elsewhere in this agreement, OT is that time worked in excess of the daily period of eight (8) hours and/or in excess of the normal workweek of forty (40) hours, and shall be compensated at double (2X) the applicable rate of pay.  OT shall be computed to the nearest quarter (1/4) hour.

A.                                   Short Notice OT to meet Customer requirements - Upon providing an employee notice prior to the completion of an employee’s regularly scheduled shift, all OT for the 9th and 10th hour shall be compensated at one and one-half times (1½X) the applicable rate of pay.  This provision shall be limited to one (1) time per week for each individual bargaining unit employee unless increased by mutual agreement between the Union and Management.

B.                                     Travel Pay for work performed outside the employee’s scheduled shift - One and one-half times (1½X) the straight time hourly rate shall be paid for travel by air, sea, or standby time related to such travel performed outside the employee’s regular scheduled shift

C.                                     Scheduled Sixth (6th) day OT - Except as provided in Article IV, 4.4 and 4.5, all work scheduled for regular employees on the sixth day during the hours of the employees’ regularly scheduled shift shall be paid for at one and one-half times (1½X) the applicable rate of pay when employees have been notified no later than sixty-four (64) hours prior to the start of the sixth  day to be worked.  By mutual consent of the Company representative and the Shop Steward, notification may be extended until the close of shift the day before the sixth day to be worked.  All OT not notified as above or over eight (8) hours shall be paid at two (2) times the applicable rate of pay.

D.                                    Scheduled Swing and Mid Shift Sixth Day - For scheduled swing and mid-shifts the sixth day will be paid at one and one-half times (1½X) the straight-time rate.  Thereafter, shift differential will be added to the premium rate.

E.                                      Scheduled Sunday OT - Work scheduled for Sundays will be paid at two (2) times the straight-time rate except as is provided in other articles of this Agreement.  Thereafter, shift differential will not double for purposes of this section.

F.                                      Work performed on a Holiday - Any work performed on a holiday shall be paid at two (2) times the straight time rate of pay for each hour worked, plus Holiday pay.  Thereafter, shift differential will be added to the premium rate.

5.3          Call-Out Pay

No regular employees covered by this Agreement shall be called to work outside their regular shift for less than two (2) hours at two (2) times the straight time hourly rate.  Such call-out pay shall commence at the “time of contact” and continue until the employee leaves the work site or shop.

5.4          Pyramiding Prohibited

Payment of OT at a premium rate shall not be compounded or paid in addition to any other premium rate paid for work incurred during the same work period.  Payment of OT will be calculated at the base rate.  Shift premium and compounding of OT will not be included in the calculation.

5.5          Standby Time

The Company may assign employees to standby status as necessary to meet service obligations. The responsibility for fulfilling service call obligations rests with the employee on standby status.

A.                                   Standby will be scheduled thirty (30) days in advance for a three (3) month period.  Standby will not be scheduled to conflict with scheduled leave time, i.e., weekend before or after scheduled leave time, without the consent of the employee.

B.                                     Standby will be scheduled from quitting time Friday to starting time the following Monday.  In the case of a holiday falling on a Friday or a Monday, the person on weekend standby will assume that holiday coverage.

1)                                      Cellular Technicians, PC Specialists may be scheduled for weekly standby from quitting time on Friday to starting time the following Friday.  Should the standby schedule include a holiday, the employee who is scheduled for standby will assume that holiday coverage.  The employee will be compensated at the rate of two (2) hours straight time pay per evening, six (6) hours straight time pay for the weekend, and three (3) hours straight time pay for any standby holiday.  This standby time provision may be applied to other classifications by written mutual agreement.

C.                                     “Low Person” on the OT list will be offered standby first and on up the list for each scheduled weekend of each month for a ninety (90) day period.  An employee who chooses to refuse standby will be charged the time worked by whoever accepts the standby.  If no one accepts standby, the employee with the least OT must accept the standby for that weekend, unless that employee has previously pulled standby the weekend prior.  In such case, the next person with the least amount of OT is obligated to pull the duty.  This assures no consecutive standby for any employee.  When assigning standby becomes necessary, i.e., no one accepts standby, the first assignment will be the low person on the OT list, the second assignment will be the next to the lowest and so on, per each ninety (90) day period.

D.                                    An employee on standby status is required to respond promptly to a call-out. Failure to respond to a call-out in a timely manner while on standby may result in disciplinary action.

E.                                      Standby time is not considered OT, but will be used in calculating hours for the OT list.

Standby will be compensated at the rate of one (1) hour straight time pay for each Friday, three (3) hours straight time pay for Saturday, three (3) hours straight time pay for Sunday, and one (1) hour straight time pay for Monday.  Standby holidays would be paid at three (3) hours straight time pay.

F.                                      The Company agrees to cross-train employees where needed to permit the effective utilization of employees on Standby.

G.                                     All Journeymen (to include working foremen) may be scheduled for standby.  If an employee cannot meet the obligation for scheduled standby, it will be the employee’s obligation to secure a replacement for coverage.  The offer must be to the next lowest person on the OT list and then move through the list, upward, until either someone accepts or the employee retains the duty.  Employees refusing that offer will not be charged hours worked, but both the person offering and accepting will be charged standby hours and actual OT hours.  If illness, injury or other emergency prevents the scheduled person from fulfilling standby, then a new offering from low to high OT person will take place.  If no volunteer exists, the next lowest person will assume the duty.

H.                                    The Company will provide a cellular telephone or pager to the person on standby duty.  (The person on standby assumes responsibility if the cellular telephone or pager if lost, stolen, or damaged due to misuse.)  The cellular telephone or pager will not be used for personal calls.

I.                                         Standby hours shall be compensable hours.

5.6          High Time

All employees shall be compensated at the rate of double time (2X) while working on poles or structures of the system, seventy (70) feet or more above the ground or building to which it is attached.  This rule shall not apply when employees are working on the roofs of buildings.

5.7          Out of Classification OT

Employees shall not work scheduled OT in a classification other than their own except when employees in that classification are not available.

5.8                               Distribution of OT

A.                                   It is the responsibility of all Foremen to keep three OT lists, one for skill groups, one for FWA’s or Department and one for Classification.  The scheduled OT list shall include all call-out data.

B.                                     All regular employees will be carried on the applicable OT lists and recognize that the legitimate business needs of the Company requires that all employees work together to see that OT needs are met.

C.                                     The Foreman shall assure that current OT lists are posted on Union bulletin boards. Bi-weekly, the Foreman will provide current OT lists to the responsible call-out centers and if requested, the applicable Shop Steward. The low OT employee on the applicable OT list shall be on top of each list and the high OT employee on the bottom of the list.

D.                                    Temporary employees are to be identified within each list and are to be considered only after regular employees of the applicable section have been considered.

E.                                      If no regular or temporary employees are available the Company may use subcontractor employees to perform the OT opportunity.

F.                                      OT opportunities will be distributed as evenly as possible by:

1)                                      Skill groups; e.g. Splicer, I&R, CO, etc.

2)                                      Functional Work Areas and/or Departments, and;

3)                                      Classification.

G.                                     Call-Out OT

1)                                      The low qualified employee on the Skill Group call-out list will be first choice for the applicable work, the second employee as second choice, etc., until all available and qualified employees are requested.

2)                                      If employees from within the Skill Group are unable to fulfill the OT requirement, qualified employees from the FWA or Department OT list will be requested next.

3)                                      If employees from the FWA or Department are unable to fulfill the call, qualified employees from the Classification OT list will be requested next.

4)                                      Unintentional mistakes in the selection of employees shall not be considered a violation of this Agreement.  Employees harmed as prescribed above shall be given first choice for the next OT opportunity.

H.                                    Scheduled OT

1)                                      The low employee from the FWA or Department OT list will be considered first choice for the applicable work, the second employee as second choice, etc., until all available and qualified employees are requested.

I.                                         Any individual that accepts or refuses OT in accordance with subsections G. & H. above shall be charged an OT opportunity on the OT list, except as provided below:

1)                                      An employee who works an OT opportunity that has been refused by any employee shall not be charged an OT opportunity.

J.                                        OT opportunity will be charged as follows: two hours double time = four hours straight time, eight hours of time and one half (1½X) = twelve (12) hours straight time, etc.

K.                                    Any new regular employee will be charged the average of all employees within their section or classification at the start of their employment.

L.                                      The notice for scheduled holiday OT will be posted at least sixty-four (64) hours prior to the holiday, excluding weekends. Any individual who does not receive at least sixty-four (64) hours’ notification for scheduled holiday OT and refuses the OT will not be charged.  Any individual who receives at least sixty-four (64) hours notice for scheduled holiday OT and refuses will be charged.

M.                                 If an individual is on approved leave or Worker’s Compensation and OT is worked, the individual will not be charged.  After thirty (30) days on medical leave or Worker’s Compensation, the individual will be removed from the OT list and averaged back upon their return to work.

N.                                    All employees on each OT list will collectively have their OT balance reduced to zero (0) at the end of the calendar year.  Commencing January 1 of each year, OT opportunities will be offered first on a seniority basis.

O.                                    Employees temporarily re-assigned in accordance with Article XI, Section 11.1, shall remain on their original OT list and remain eligible for OT in their original and current departments.  OT accepted or rejected in the current department shall be charged to their original OT list.

P.                                      Foreman shall function as OT back up in the event no employees are available to work.

Q.                                    If the OT obligations are not met by the employees to meet the business needs of the Company, the Company and the Union agree to meet to develop a new plan for distribution of OT.

ARTICLE VI

EMPLOYEE BENEFITS

6.1          Health & Welfare Plan

The Company will make monthly contributions to the Alaska Electrical Health & Welfare Flexible Benefit Plan on behalf of all employees covered under the Collective Bargaining Agreement, in accordance with the terms of the Plan.

The Company shall maintain and fully fund all such benefits for the life of the Master Agreement, subject to a cap on the annual increase in the cost of such benefits of five percent (5%) in the first year and four percent (4%) per year in subsequent years; the unused cumulative portion of which may be used for future increases.

6.2          Survivor Income Benefits

The Company will fund basic life and accidental dismemberment and death insurance benefits. Additionally, employees will be offered the opportunity to purchase voluntary supplemental life insurance and accidental death and dismemberment coverage.   These programs will be provided under the same terms and conditions as it is provided to non-represented employees.

6.3          Retirement

The Company agrees to contribute to the Alaska Electrical Pension Trust Fund (AEPTF) on behalf of regular employees covered under the collective bargaining agreement, in accordance with the terms of the Plan.

A.                                   The contribution rate shall be as listed in Appendix II per compensable hour.

B.                                     Any covered employee who is a participant in the AEPTF may elect to reallocate the contributions made by the Employer to the AEPTF according to the rules regarding the reallocation of contributions from the Defined Benefit Plan to the Defined Contribution Plan as outlined in the Trust Plan documents.  If an employee makes application to the Plan Administrator for a reallocation and the application is approved, the Plan Administrator will notify the Employer of the new allocation of contributions.  The Employer agrees to remit future contributions according to such instructions, except when it appears that to do so would bring the individual employee’s pension benefit requirements below those necessary to fund the employee’s ultimate pension benefits.  The allocation will continue in effect until the Plan Administrator notifies the Employer of a subsequent reallocation or until it appears that the employee’s pension benefit requirements fall below those necessary to fund the employee’s ultimate pension benefits.  Nothing in this supplemental agreement will cause the Employer to contribute more or less on behalf of an employee than the amount specified in the collective bargaining agreement.

6.4          Legal Trust

The Company will contribute $17.30 per month to the Alaska Electrical Legal Trust Fund for each eligible employee.  To be eligible to participate in the Legal Plan, each employee must qualify to participate in the Health & Welfare Flexible Benefit Plan as provided for in the applicable collective bargaining agreement.

6.5                               Apprenticeship Training

The Company agrees to contribute ten cents ($.10) to the Alaska Joint Electrical Apprenticeship and Training Trust (AJEA&TT) per compensable hour worked by each bargaining unit worker, except for hours worked by temporary employees described in Section 2.7(c).

6.6          Alaska Electrical Money Purchase Pension Plan

Regular employees shall be eligible to participate in the Alaska Electrical Money Purchase Pension Plan.

6.7          Alaska Communication Systems, Inc. Employee 401(k) Savings Plan

Regular Employees shall be eligible to participate in the Alaska Communications Systems, Inc., Employee 401(k) savings plan under the same terms and conditions as non-represented Company employees.

6.8          Movement of Monies

During the duration of this Agreement the bargaining unit shall be allowed the movement of monies, once per calendar year (i.e., wages to benefits or benefits to benefits), so long as:

1)                                      The negotiated package price does not change;

2)                                      a majority of those employees in the same classification elect to do so;

3)                                      The defined benefit pension plan contribution rate does not go below four dollars ($4.00) per compensable hours; and

4)                                      The trustees of the respective plans approve all proposed changes.

6.9          Long Term Disability Income Insurance Plan

The Company will provide Long Term Disability (LTD) Income Insurance Plan benefits for eligible regular, full-time employees.

A.                                   The provisions of the Company LTD Plan will govern and control in any case where conflict might arise or be claimed to exist between any provision the LTD Plan and any provision of this Agreement.

B.                                     The Company will advise the Union in writing before implementing any significant change in the design or administration of the LTD Plan that directly affects the employees covered in this Agreement.

6.10        Communication Services

The Company shall provide an enhanced service package to all employees.

A.                                   For employees residing in a Company telephone service area, the package will consist of enhanced calling features that are bundled as an offering to customers in the respective service area, plus voicemail, and ACS Internet at a discounted rate mutually agreed to between the Company and the Union. Both parties agree that as the composition of bundled services change, i.e. services are added or deleted, the enhanced service package will change.

B.                                     In areas where bundles are not defined, features made part of the enhanced service package will be consistent with those provided to Anchorage based employees, if available. Employees shall assume financial responsibility for services dropped from the bundled service package; if the employee wishes to retain the feature.

C.                                     Employees living outside of an ACS telephone service area shall receive free ACS Internet services.

D.                                    To receive this benefit, employees must purchase residential line(s) from the Company and subscribe to Company long distance services, if available. This requirement is waived for employees living outside the Company serving areas.

E.                                      Employees who have two delinquent payments within a (12) month period will lose the benefits of this section for (1) year.

6.11        IBEW Hardship and Benevolent Fund (IHBF)

The Company shall, beginning with the first administratively practicable pay period following notification by IBEW that a majority of bargaining unit employees elect to participate in the IHBF, deduct from members’ net pay five cents ($.05) per compensable hour worked by all bargaining unit employees.  These deductions will be transmitted in accordance with mutually established payroll procedures to the designated Trustee.  Effective upon notification from the IBEW of favorable IRS determination, the deduction will be converted to a pre-tax deduction.  This modification applies prospectively  effective the first administratively practicable pay period following receipt of a copy of the IRS determination letter.

ARTICLE VII

HOLIDAYS, TIME OFF

7.1          Holidays

Unless both parties agree otherwise, the following days shall be recognized as holidays.

A.                                   Designated Holidays:

New Years Day

Memorial Day

Independence Day

Labor Day

Thanksgiving Day

Day after Thanksgiving

Christmas

1)                                      Holidays falling on Weekends - When any of the designated holidays fall on Sunday, the following Monday shall be considered the legal holiday. If any of the designated holidays fall on Saturday, the Friday immediately proceeding the holiday shall be considered the legal holiday.

2)                                      Eligibility - All regular and probationary employees shall be eligible for holiday pay.  However, to be eligible to receive holiday pay, such employees shall be required to be on pay status the last scheduled workday preceding the holiday and the first scheduled workday following the holiday.  Pay status shall be defined as time spent working on the job or on any approved leave with full pay.

3)                                      Holidays in the Bush - Part-time Bush employees who request to work on designated holidays provided for above will be paid at the employee’s straight time rate. The employee shall have eight (8) hours converted to a personal holiday to be utilized prior to year-end. If the Company requires the employee to work the holiday, the employee shall be paid the applicable holiday rate.

B.                                     Personal Holidays:

Four (4) to be scheduled during the calendar year.

1)                                      Personal Holidays Usage - Personal holidays are awarded January 1st for use over the ensuing calendar year.  Personal holidays not used by December 31st will be forfeited. Personal holidays must be taken in eight (8) hour increments. Request for time off must be submitted to the employee’s immediate foreman in advance of the desired time off. The foreman will assess staffing requirements and, in light of then current business requirements, approve or deny the time off. The foreman will not unreasonably withhold approval, including the employee’s request to use personal holidays on consecutive days.

2)                                      At the expiration of this Agreement, three (3) Personal Holiday’s will revert to President’s Day, Veteran’s Day and either Alaska Day or Seward’s Day (by member ratification), and one (1) personal Holiday shall remain.

3)                                      New Employee’s Personal Holidays - New employees personal holidays shall be prorated based on the month of hire, as follows:

January	—	March	(4)
April	—	June	(3)
July	—	August	(2)
September	—		(1)
0ctober	—	December	(0)

7.2          Flexible Time Off (FTO) Accrual Rates

FTO for all regular employees shall accrue as follows:

	Hours/Month	Hours/Pay period
1st Year	12	5.54
2 - 3 Years	14	6.46
4 Years	16	7.38
5 Years	18	8.31
6th - 10th Years	20	9.23
11th - 15th Years	22	10.15
16th and subsequent years	24	11.08

A.                                   Accrual rates will change the pay period coincident with or first following attainment of continuous service seniority credit.  Leave accrues during the period of time an employee is on paid leave.  Such additional accrual shall be canceled if the employee fails to resume duty on completion of the employee’s authorized leave.  Leave does not accrue during periods of Workers’ Compensation leave or leave without pay except as specified elsewhere in this Agreement.

7.3          FTO Accrual Limits

Accrued and unused leave may be carried over from one year to the next for the purpose of accumulating a FTO Account, or reserve.

A.                                   However, on December 31 of any year, an employee may not have more than four hundred eighty (480) hours of accrued FTO.  Any accrued FTO in excess of 480 hours as of December 31 of any year will be transferred into an employee’s SSP balance.

B.                                     Scheduled FTO canceled by the Company will be deferred until the following year if the employee had no reasonable opportunity to reschedule the leave during the current year.  Such deferred FTO will not be counted against the 480 hour maximum accrual limit.

7.4          Scheduling of FTO

FTO shall be scheduled and approved on a seniority basis.  The Company shall schedule vacations after consulting with the employees within each work group and taking into consideration seniority.

A.                                   The number of employees permitted to be on FTO at any time shall be at least twenty percent (20%) for a work unit.  When work unit workloads permit, exceeding the 20% limit may be waived.

B.                                     Scheduling shall begin on the first working day in January and shall be completed no later than the last working day of February for seniority to be utilized.

C.                                     FTO will be scheduled for the twelve (12) months beginning March 1 of the year being scheduled and continue through the last day of February of the following year.

D.                                    All scheduling will be done by classification within a work unit and shall include all shifts.

E.                                      An employee shall not at initial scheduling be approved for any FTO without pay.  An employee may, however, request leave without pay to be wait-listed.  An employee will only be approved at this initial scheduling for a maximum time of FTO as the employee would have accumulated as of the time requested off.

F.                                      Employees will schedule their FTO beginning with the most senior employee of a work unit and working down to the least senior.

G.                                     Employees will only be approved for one continuous block of FTO at a time.  Second and subsequent requests will be wait-listed until the entire work unit has been afforded first choices.

H.                                    The most senior employees of the work unit will submit leave slips to their foreman who will first verify FTO amounts and projections, then communicate approval of the employees’ requests.  The foreman will “wait-list” any requests for leave without pay or second and subsequent requests at this time.

I.                                         The next most senior employees of the work unit will then submit leave slips to the foreman, who will verify FTO amounts and projections.

J.                                        Each employee will know in advance what times of the year are available for scheduling so family decisions can be made prior to submitting FTO requests.  Thereafter, the employee shall be given until the following scheduled workday to submit their request.

K.                                    This process continues until all employees have scheduled FTO, i.e. second choice, third choice, fourth choice, etc.

L.                                      The foreman will make a master leave schedule which will be filled out in ink and copies distributed to all employees as of March 1 each year.

M.                                 FTO requests shall be either approved or disapproved and communicated to the employee at the time the request is submitted.  The exception to this is if the employee requests to be wait-listed.

N.                                    Employees who cancel FTO at the request of the Company shall have a priority over wait listed employees for vacancies.

7.5          Incidental Scheduled FTO Requests

An employee must notify the employee’s appropriate General Foreman, Foreman, SA, Leadperson, or Subforeman one (1) day in advance when not more than sixteen (16) hours of FTO are desired for reasons other than illness or injury or to care for a serious illness or injury of a family member.  When longer periods of FTO are desired, at least two (2) weeks advance notice will be given.  FTO requested will be granted if, in the opinion of the foreman, the employee can be spared from the section at the time requested.  Otherwise, such requests shall be granted as soon as the employee can be spared from duty.

7.6          Jury Duty

Jury duty for regular or probationary employees shall be treated as administrative leave without loss of leave or pay.

A.                                   Service in court when subpoenaed as a witness on behalf of the Company, or when called as an expert on a matter of Company concern or relating to a Company function, shall be treated the same as jury duty.

B.                                     Fees paid by the court, other than travel or subsistence allowance, shall be deducted from the employee’s pay upon submission of a receipt, which establishes the court compensation. Receipts are due to payroll, no later than two (2) weeks after receipt of jury pay, except that fees paid for court duty that occurs on the employee’s normal non-workdays may be retained by the employee.

1)                                      Witness service for purposes other than just described shall be covered by FTO.

C.                                     Employees, upon receiving written notice of being called for jury duty, will immediately provide their foreman with a copy of such notice. In the event an employee called for jury duty is excused, the employee shall return to work within a reasonable time.  With prior approval of the foreman, employees shall have the option to use annual leave in lieu of returning to work to complete the regularly scheduled shift.

D.                                    Employees who are called for jury duty shall, at the employee’s option, be scheduled on the day shift, Monday through Friday, for the duration of the jury duty only, and will be returned to their normal shift under the time limitations covered in this Agreement.

7.7          Military Leave

All employees covered under this Agreement shall be entitled to administrative leave without pay for any active duty in any Armed Forces component (including units of the National Guard and Reserve) under the terms of the 1994 Uniformed Services Employment and Reemployment Rights Act (USERRA).  Any eligible employee shall be allowed a maximum of fifteen (15) days per calendar year for military leave with pay.

A.                                   Compensation employee’s receive from the military (up to the employee’s normal rate of pay) shall be deducted from the employee’s pay upon submission of a receipt which establishes the appropriate military compensation. Receipts are due to payroll no later than two (2) weeks after receiving military pay. Employees are to present a copy of official orders for active duty as soon as possible to the Company to comply with the law and to allow the Company to reschedule the work force.

7.8          Bereavement Leave

The Company shall grant a regular employee up to a maximum of four (4) days of paid leave, without the loss of FTO, for a death that occurs in the employee’s immediate family.

For the purposes of this section, immediate family shall be defined as the employee’s spouse or the following relatives of the employee or spouse:

The natural or legal child	parents or step-parents
Grandparents	brothers or sisters
Grandchildren

7.9          Leaves of Absence Non-Federal Family & Medical Leave Act (FMLA)

Employees shall be granted time off as provided by law and as otherwise specified in this agreement. All leaves must be requested in writing within established timeframes or as otherwise specified in the Agreement. Pay during the leave period and employment opportunities at the end of the leave will be administered as follows.

A.                                   Emergency Leave - In the case of a death in the immediate family as specified in Section 7.8 of this Agreement, emergency leave for a period of up to thirty (30) calendar days will be allowed upon request to the Division Vice President or designee. The employee may elect to utilize FTO during this leave period or take the time off without pay. The employee will be returned to the employee’s regular position upon conclusion of the leave.

B.                                     Personal Leave (Non-FMLA) -

1)                                      Short Term Leave of Absence Without Pay. - An employee must notify the foreman one (1) day in advance when not more than sixteen (16) hours of leave of absence without pay is desired.  When longer periods of leave of absence without pay are desired, up to thirty (30) calendar days, at least two (2) weeks advance notice will be given.  Leave of absence without pay requested shall be granted if, in the opinion of the foreman, the employee can be spared from the section at the time requested.

2)                                      Long Term. - Regular employees may be granted a long term leave of absence, service requirements permitting, for a period up to one hundred eighty (180) calendar days without loss of seniority. Requests for long term leaves of absence shall be through the Division Vice President and the Vice President of Human Resources, or their designees, within thirty (30) days of the starting date of the leave.  Pay during these periods will come from FTO or unpaid, in that order. Unless precluded by changes in business, the employee will be restored to the employee’s regular job upon conclusion of the long-term leave.

C.                                     Incidental Illness or Medical Appointments - In the case of incidental illness or medical appointments, the employee shall be granted leave of absence without pay.  Unpaid absences for illness may not exceed five (5) working days per episode. Medical appointments may be taken without pay at the employee’s discretion.  Nothing in this section precludes the employee’s ability to utilize accrued FTO for illness or medical appointments.  If the illness is in excess of three (3) days, the Company may require a doctor’s certificate.

D.                                    While on any non-FMLA leave of absence without pay, leave accrual is limited to the first thirty (30) days of such absence.

7.10        FMLA Leaves of Absence

The Company and Union incorporate into this Agreement by reference the provisions and definitions of the Federal Family and Medical Leave Act (FMLA).  Pay and employment opportunities upon leave conclusion will be administered in accordance with law and the provisions of this Agreement as outlined below.

A.                                   Employee’s Own Serious Health Condition (Including Workers’ Compensation and pregnancy related disabilities) -

1)                                      The employee is required to apply for leave in compliance with FMLA provisions. For purposes of this section, “pregnancy related” also includes disabling conditions resulting from miscarriage or abortion. The employee is responsible for providing required medical certifications to initiate the leave and as required for leave continuation.  Additionally, the employee on FMLA is required to periodically confirm an intention to return to work. Upon release the employee must provide a medical release indicating limitations, if any, which must be considered in returning the employee to work.  An employee released as able to return to work who chooses not to, will be considered to have voluntarily resigned and will be responsible for refunding health and welfare contributions paid by the Company, retroactively to the start of the leave.

2)                                      An employee unable to return to work upon conclusion of the FMLA twelve (12) week (480 hours) period will be placed on extended leave for medical reasons for up to an additional fourteen (14) weeks (560 hours). Unless precluded by changes in business, the employee will be restored to the employee’s regular job upon conclusion of extended leave with no loss in seniority.

3)                                      In the case of a non-occupational health condition, at twenty-six (26) weeks (1040 hours) the Company reserves the right to fill the position if it is in the Company’s interest to do so.

4)                                      In the case of an occupational serious health condition, the Company reserves the right to fill the position at the point the employee qualifies for LTD benefits or one (1) year, which ever comes first.

5)                                      An employee who because of a serious health condition is unable to return to work, shall be given preference in the filling of job vacancies for which qualified and able to perform, for up to two (2) years after being displaced. The Company and Union will collaborate their efforts to notify the employee of the job opportunity.  Notice will be sent to the address on file with the Company.  It shall be the employee’s responsibility to advise the Company of any change of address during this period.  If the displaced employee does not return to work within fourteen (14) calendar days of notification, or make alternate arrangements satisfactory to the Company, the Company will have fulfilled its reemployment obligation to the displaced employee.

6)                                      Pay during a non-occupational disability leave period will be from disability income replacement plans including SSP as outlined in Section 7.16 (b), if available, short or long term disability, in accordance with the provisions of those plans.  The employee may elect to use FTO during any disability income elimination period or take it as unpaid for up to 30 calendar days.   In the case of unpaid leave, the employee will be required to utilized accrued FTO or SSP until exhausted, upon conclusion of the thirty (30) day period; thereafter leave will be without pay.

7)                                      Pay during an approved occupational leave period will be from workers compensation, as supplemented by Section 7.15.

B.                                     Care of Family Members with a Serious Health Condition -

1)                                      The employee is required to apply for leave in compliance with FMLA provisions.  In the case of the serious health condition of a family member, the employee is responsible for providing required medical certifications to initiate the leave and as periodically required for leave continuation.  The employee on FMLA is required to periodically confirm an intention to return to work. The employee who chooses not to return to work upon conclusion of the leave will have voluntarily resigned and will be responsible for refunding health and welfare contributions paid by the Company retroactively to the start of the leave.

2)                                      An employee unable to return to work upon conclusion of the FMLA twelve (12) weeks (480 hours) period will be placed on extended leave for up to an additional fourteen (14) weeks (560 hours). Unless precluded by changes in business, the employee will be restored to the employee’s regular job upon conclusion of extended leave with no loss in seniority. Employees able to return to work but desiring additional time off may request extended leave for personal reasons in accordance with paragraph 7.9 (b) of this Section.  At twenty-six (26) weeks (1040 hours) the Company reserves the right to fill the position if it is in the Company’s interest to do so.

3)                                      An employee unable to return to work because of a serious health condition of a family member, shall be given preference in the filling of job vacancies for which qualified and able to perform for up to two years after being displaced. The Company and Union will collaborate their efforts to notify the employee of the job opportunity.  Notice will be sent to the address on file with the Company.  It shall be the employee’s responsibility to advise the Company of any change of address during this period.  If the displaced employee does not return to work within fourteen (14) calendar days of notification, or make alternate arrangements satisfactory to the Company, the Company will have fulfilled its reemployment obligation to the displaced employee.

4)                                      Pay during this leave period will be from FTO or taken as unpaid for up to thirty (30) calendar days.  In the case of unpaid leave, the employee will be required to utilized accrued FTO until exhausted, upon conclusion of the thirty (30) day period; thereafter leave will be without pay.

C.                                     Maternity & Paternity Leave

1)                                      Maternity/Paternity leave is authorized leave due to a birth of and/or care of a newborn, adoption, or placement of a foster child in the employee’s home. The employee is required to apply for leave in compliance with FMLA provisions. The Company shall authorize maternity/paternity leave without pay for a period not to exceed twelve (12) weeks (480 hours). An employee shall not be required to exhaust annual leave balances in order to be eligible for maternity/paternity leave without pay. Upon return from maternity/paternity, the employee shall be restored to the same job classification without loss of seniority. The employee on FMLA is required to periodically confirm an intention to return to work. The employee who chooses not to return to work upon conclusion of the leave will have voluntarily resigned and will be responsible for refunding health and welfare contributions paid by the Company retroactively to the start of the leave.

2)                                      An employee unable to return to work upon conclusion of the FMLA twelve (12) weeks (480 hours) period will be placed on extended leave for up to an additional fourteen (14) weeks (560 hours). Unless precluded by changes in business, the employee will be restored to the employee’s regular job upon conclusion of extended leave with no loss in seniority. Employees able to return to work but desiring additional time off may request extended leave for personal reasons in accordance with paragraph 7.9 (b) of this Section.  At twenty-six (26) weeks (1040 hours) the Company reserves the right to fill the position if it is in the Company’s interest to do so.

3)                                      An employee unable to return to work upon conclusion of this leave period shall be given preference in the filling of job vacancies for which qualified and able to perform for up to two years after being displaced. The Company and Union will collaborate their efforts to notify the employee of the job opportunity.  Notice will be sent to the address on file with the Company.  It shall be the employee’s responsibility to advise the Company of any change of address during this period.  If the displaced employee does not return to work within fourteen (14) calendar days of notification, or make alternate arrangements satisfactory to the Company, the Company will have fulfilled its reemployment obligation to the displaced employee.

4)                                      In the case of a husband and wife employed by the Company, total leave taken by both parties may not exceed twenty-six (26) weeks.

D.                                    Refunding of Health & Welfare Contributions Waived - The requirement for refunding health and welfare contributions will be waived for an employee who works two (2) full weeks upon leave conclusion.

E.                                      Work While On Disability Leave - An employee on an approved Company disability leave is prohibited from engaging in work, paid or unpaid, or other activities while on leave without first securing the Company’s permission to do so.  The Company reserves the right to deny such requests.

F.                                      FTO Accrual While On Leave - FTO will accrue while the employee is on any approved paid, or unpaid FMLA or emergency leaves of absence.

7.11        Unscheduled Absence

An employee unable to report for work shall notify the designated foreman of the intended absence and reason(s), prior to the start of the scheduled shift or as promptly as the available means of communication permit.  No FTO shall be payable for any period in which an employee shall have failed, without good cause, to give prompt notice.

A.                                   It shall be the employee’s responsibility to report to work on time and be in attendance on a regular basis to fulfill the requirements of employment.  Excessive or unexcused unscheduled absence may be cause for disciplinary action, up to and including termination.

B.                                     Medical evidence of disability may, at the discretion of the Company, be required for any absence, and shall be mandatory for any single claimed disability that is expected to exceed six (6) calendar days.  The expense of such medical evidence shall not be borne by the Company.

C.                                     The Company, at its option, may require an examination of an employee absent because of claimed disability either during the period of such claimed disability or upon the employee’s return to work, by a physician to be designated and paid for by the Company.  Medical evidence will be accepted from any practitioner accepted by the Company.

7.12        Cash-in of FTO

An employee, upon written request once per calendar year, shall be permitted to cash in up to a maximum of forty (40) hours of accrued FTO, provided the request is made twenty-one (21) days in advance of the next payroll period.

A.                                   In the event of a bona fide emergency situation, the twenty-one (21) day notice may be waived.  All accrued FTO will be cashed out upon an employee’s termination of employment.  Hours cashed in shall be considered compensable hours.

B.                                     If any portion of the forty (40) hours is not cashed in, it may be carried over to subsequent years; up to a maximum of one hundred  sixty (160) hours of cashable FTO.

7.13        FTO Advances

Checks will be issued for advance payment of accrued FTO provided a written request is made twenty-one (21) days prior to the date payment is required.

7.14        Donation of FTO

Any employee wishing to donate accrued FTO hours may do so in the following manner:

A.                                   An employee will indicate the amount donated on the appropriate form in increments of not less than one (1) hour.

B.                                     The Company will, for purposes of computation, apply the donated FTO, prorated, to the recipient’s leave account.

C.                                     Once FTO is donated, it is irretrievable by the donor.

D.                                    An employee above 480 hours, as of December 31 of any given year, shall not be allowed to donate the additional accumulated FTO.

7.15        Supplemental Workers Compensation

An on the job injury covered by Workers’ Compensation shall not cause the employee to lose any accrued FTO.

A.                                   In addition to statutorily provided payments, the Company will compensate the employee one hundred percent (100%) of the difference between Workers’ Compensation and the employee’s regular rate of pay until the employee is able to return to duty or medically retired provided however, that such time does not exceed fifty-two (52) weeks.

B.                                     Disability income payments received as a result of Company contributions on the employee’s behalf to the Alaska Electrical Health and Welfare Trust will reduce supplemental workers’ compensation pay provided for in this section, whether or not the employee applies for the benefits.  At no time will total disability benefits delivered be less than or exceed one hundred (100%) of the employee’s pre-disability net regular pay.

C.                                     The Supplemental Workers’ Compensation shall cease at the time the employee becomes eligible for benefits under the Company’s long term disability income insurance plan (LTD).

D.                                    For each hour paid under this section, the Company shall make the appropriate health and welfare contribution; other contributions however, shall not be applicable.

7.16        Supplemental Sick Pay (SSP)

A balance of SSP hours shall be established to provide employees an option to receive full pay during any prolonged non-occupational illness or injury.

A.                                   SSP hours may be accumulated by converting excess FTO, as described in Section 7.3, or an employee may also voluntarily convert additional FTO to SSP, in eight (8) hour increments, at the end of each calendar year.  Except as provided in Appendix III, SSP will not be cashed out upon an employee’s termination of employment.

B.                                     An employee who has a SSP balance may draw upon that balance commencing the sixth consecutive workday of an absence for the same disability.  An employee may also commence using SSP for an extended absence after an intermittent leave of up to forty (40) hours within ten (10) consecutive work days for the same disability.  SSP shall be paid at one hundred percent (100%) of the employee’s straight-time hourly base rate, except for instances when the employee is eligible to receive disability pay from the Health & Welfare Trust.  In such cases, the payment shall be adjusted so that the sum of SSP plus disability pay from the Health & Welfare Trust equals the employee’s base rate.  SSP may continue until the employee is no longer disabled, or until the employee becomes eligible to receive benefits under the Company’s LTD Plan, whichever occurs first.

C.                                     During the first six (6) months of any absence for which the employee is eligible to receive disability payments from the Health & Welfare Trust, the Company shall make required pension contributions for each hour of SSP received by the employee.  During such period, however, Health & Welfare contributions shall not be applicable.

7.17        Health and Welfare Contributions During Long Term Disability

During the first consecutive six (6) months that an employee is receiving benefits under the Company’s LTD Plan, the Company shall make the required contributions to the Health & Welfare Trust on behalf of the employee.

7.18        Return to Work

An employee released to return to work after an accident or prolonged medical treatment shall provide the Company with a statement from a licensed medical physician to the effect that the employee is able to resume full duty.  If less than full duty can be resumed, and the cause of his absence was:

A.                                   An On-the-Job Injury - The employee will be permitted to return to work, with the Company utilizing the employee’s capabilities in a manner suitable to the Company.

B.                                     An Off-the-Job Injury or Prolonged Illness - The employee will not be permitted to return to work until a reduced duty and reduced temporary wage is agreed upon by the Division Vice President and the Union Business Manager, or their designated representatives.

ARTICLE VIII

SAFETY & TRAINING

8.1          Safety

The Company and the Union will cooperate in designing and carrying out a safety program affecting all employees.  It is recognized that the Company has the exclusive responsibility to provide a safe and healthful workplace and conditions of employment.

8.2          Safety Standards

All work shall be executed in a safe and proper manner.

A.                                   The United States Government Publications, “Electrical Safety Code” and “Safety Rules for the Installation and Maintenance of Electrical Supply and Communication Lines,” the “National Electric Code,” and the “Alaska State Safety Code” will serve as minimum standards.

B.                                     Employees watching wire reels or constructing poles leads where conductors are pulled in or where they may come in contact with any other conductors carrying four hundred forty (440) volts or greater shall be journeyman with the assistance of apprentices, under the supervision of a foreman.  There shall be a grounded metal sheave block between the reel and the first line support.

8.3          Safety Devices

The Company shall furnish such safety devices and first aid kits as may be needed for the safe and proper emergency medical treatment of the employees.  All rubber hats, coats, gloves, boots and all other necessary rubber equipment for the protection of employees working on life threatening equipment are to be furnished by the Company and shall be used by the employees at all appropriate times.

8.4          Manhole Safety

When any work is being done in a manhole, there shall be an employee stationed at the street level as a safety measure when working conditions warrant.

8.5          Safety/Training Meetings

It is agreed and understood that up to one (1) hour per week shall be devoted to safety or training and shall be the responsibility of the foreman or designee. The meeting content and delivery shall be the responsibility of the foreman or designee.  In an effort to provide more extensive safety training on new and existing equipment, the weekly safety/training meeting may be suspended for several weeks and the hours accumulated and utilized in one session of longer duration.  These changes will be mutually agreed to between the parties prior to modification of the safety/training meeting.

8.6          Safety Committee

A Safety Committee composed of four (4) representatives from the Company and four (4) from the Union (one (1) from management and one (1) from the Union from each of the four (4) Districts) may inspect all tools and equipment, review safety programs and safety training, investigate accidents, and have the right to recommend corrective measures regarding unsafe equipment practices or acts, and further, to recommend disciplinary action for any employee who habitually disregards safety practices and regulations.  The four (4) Company representatives will be appointed by the Division Vice President and the four (4) Union representatives will be appointed by the Chief Shop Steward or Business Representative.

8.7          Safety Responsibilities

It shall not be a violation of this Agreement for a bargaining unit employee to refuse to work under unsafe circumstances which could pose an immediate threat of serious personal bodily injury or the threat of significant property damage.  Any employee believing that such a situation exists shall immediately notify the appropriate foreman.

8.8          Climbing Safety During Long Periods of Extreme Cold

During extreme cold (i.e. 25° below zero chill factor) an extra employee qualified to climb may be assigned to accompany the employee who has been assigned to climb.  During this time period, employees shall be allowed to schedule one-half (1/2) hour lunches.

8.9          Inclement Weather

Regular employees who report for work on a scheduled work day and who, because of inclement weather or other similar causes are unable to work, shall receive pay for the full day when sent home by the Company; they may be subject to any assigned duties which may include first aid, safety or other instruction prior to being released.

A.                                   If it becomes necessary to work during an adverse situation, the foreman to ensure the safety of the employee in regard to the work to be performed will evaluate each instance.

8.10        District and Statewide Training Committees

The Company and Union establish the District Training (DTC) and Statewide Training (STC) Committees.

A.                                   The DTC will have an equal number of representatives from the Company and Union and will serve a two (2) year term. It shall be the role of the DTC to administer all apprenticeship and trainee programs affecting bargaining unit employees.

B.                                     The role of the DTC will be to:

1)                                      Implement training programs within each district as directed by the STC;

2)                                      Make recommendations to the STC on training needs;

3)                                      Evaluate apprentice and trainee progress;

4)                                      Recommend advancement from apprentice status to regular employee status or to be dropped from the program; and

5)                                      Monitor non-journeyman-training positions in accordance with Section 8.13 (E) of this Agreement.

C.                                     The STC shall have an equal number of representatives from labor and management.  The STC shall be composed of the Vice President of: Engineering & Construction, Operations, and Human Resources representing Company management; Union Business Representative(s) and/or bargaining unit member(s), representing the Union; and, the Apprenticeship Director from the AJEA&TT program.  Either the Company or Union may designate alternates to participate on their behalf.  The committee shall select a chairperson from its membership.  A quorum for STC meetings shall be a simple majority of its members, and STC recommendations shall be based on the majority vote of STC members.

D.                                    The role of the STC shall be to:

1)                                      Establish training standards to improve the technical skills of employees;

2)                                      Provide direction to District Training Committees (DTC);

3)                                      Review AJEA&TT apprenticeship standards and curriculum;

4)                                      Provide training information throughout the service areas;

5)                                      Facilitate cross-training of all employee groups; and,

6)                                      Respond to changing technologies.

E.                                      The STC shall meet quarterly at a date and time set by the chairperson, during business hours. Meetings generally will be held at the location with the greatest number of committee members present.  Members of the STC who are located elsewhere may participate telephonically.

F.                                      The STC shall prepare and recommend an annual training budget, consistent with business objectives. The Company shall give due consideration to these recommendations.  Neither the Company nor the Union shall be required to accept recommendations made by the STC which would affect wages, hours and terms and conditions of employment covered by this Agreement.

8.11        Apprentice

A.                                   Apprentices shall be designated as either low-time (4000 accredited hours or below) or high-time (above 4000 accredited hours) apprentices.

1)                                      Low-time apprentices will be assigned to work directly with a journeyman, except as provided in 8.11 (e).

2)                                      Apprentices classified as “high-time” may be utilized for certain less technical tasks, that are not safety sensitive, as set forth below, under the direction of a Journeyman or Foreman without being assigned to work directly with a journeyman.  Such apprentices are those who have completed 4,000 accredited hours of employment as apprentices. Examples of less technical tasks which may be performed without direct supervision include: wire pulling, station wiring, jumper running, and set preparation (designation strips).

3)                                      Apprentices with 6500 accredited hours may work alone, under the direction of a Journeyman or Foreman without being assigned to work directly with a journeyman.

B.                                     Ratio - The Company may employ apprentices at the following ratio:

1)                                      One (1) apprentice for the first journeyman employed; and

2)                                      One (1) additional apprentice for each three (3) journeymen employed.

C.                                     Regular Apprentices - When the Company desires to hire an apprentice as a regular employee they shall make their selection from the Alaska Joint Electrical Apprenticeship Training Trust (AJEA&TT) list of indentured apprentices and may specify either a low-time (4000 accredited hours or below) or high-time (above 4000 accredited hours) apprentice.

1)                                      A committee comprised of two (2) non-represented Company employees chosen by the Senior Vice President of Operations and two (2) represented employees chosen by the Business Manager of IBEW, or designee(s) will be convened when the business needs of the Company require the hiring of an apprentice(s).  This committee will make all apprentice selections.  This is not a standing committee and may change.

2)                                      Those apprentices chosen by the committee shall remain employees during any required classroom training and shall be entitled to applicable benefits during such absence from the workplace, in addition to the appropriate hourly rate of pay.  As employees, they shall be subject to the conditions and provisions of this Agreement.

3)                                      Apprentices shall be on probation for six months from date of hire.  If the AJEA&TT Statewide Committee removes an apprentice from the program, the apprentice’s employment with the Company will be terminated.

4)                                      The Company shall be responsible to ensure that the apprentice receives necessary training, as identified by the AJEA&TT and the Statewide Training Committee (STC), to make them a qualified journeyman in an appropriate classification.  Any disputes or questions, relative to this section shall be directed to the appropriate AJEA&TT committee.

5)                                      When the apprentice reaches 8000 accredited hours, the Company will place the new journeyman in a regular journeyman position in which the employee is qualified and which meets the business needs of the Company, without a bid procedure.

D.                                    Temporary Apprentices - When the Company desires to hire a temporary apprentice, the Company shall place a work call to the apprenticeship school and specify either a low-time (4000 accredited hours or below) or a high-time (above 4000 accredited hours) apprentice.

E.                                      Temporary Frame Apprentices

1)                                      Temporary low-time apprentices may be used to work in the Company’s Central Offices running jumpers on the frames without directly being assigned to work with a journeyman and shall be designated as “Frame Apprentices”.

2)                                      Frame apprentices can work alone; however, a journeyman must be on duty and available for the apprentice either at the assigned reporting Central Office or the NOCC.

3)                                      The Company will provide training on how to properly run and terminate jumpers, how to read service orders and other tasks associated with working frames. Additional training will be provided concerning safety issues in the Central Office, i.e. working around power, ladder safety, eye protection, etc.

4)                                      A “Frame Apprentice” adept at completing assigned frame tasks may assist Central Office journeymen with other job functions.

5)                                      The length of employment for each of these “Frame Apprentices” will be limited to twelve months.

8.12        No qualified bidders for Non-Journeyman Vacancies

When a vacant non-journeyman position exists for which there are no qualified bidders, the Bid Committee shall consider all interested employees for training into the position except in situations exempted from consideration for training by the Division Vice President.  Employees considered for such a position must have some background, qualifications, experience, or training for the classification.  The Bid Committee will consider all interested employees for such position, make the selection of personnel, and choose a starting wage and wage progression.  The Training Committee shall be responsible for monitoring the progress of the employee and, from time to time, recommend either continuance or transfer back to original classification.  Upon certification of fully qualified status by the foreman and supervisor (or supervisor where there is no foreman), the employee will advance to the full wage.

8.13        Training Positions

When a vacant position exists for which there are no qualified bidders, the Division Vice President may consider filling the vacancy with a trainee.

A.                                   Once the trainee position is approved, individual applicants shall be considered in the following order:

1)                                      regular employees covered by the Agreement;

2)                                      employees not covered by the Agreement;

3)                                      non-employee applicants.

Non-employee applicants, if selected, will be classified as temporary employees.

B.                                     Training positions will be governed by the following:

1)                                      The openings will be posted as “training positions.”

2)                                      Training positions may not exceed twenty-five percent (25%) of the openings for any one job classification in any calendar year without mutual consent of the Company and Union.

C.                                     The wage rate will be eighty percent (80%) of entry level step for the appropriate job classification for the first six (6) months of the assignment; ninety percent (90%) of the entry level step for the second six (6) months, or until the assignment ends, whichever comes first.

D.                                    The training period will be for up to one (1) year unless the Company and Union mutually agree to an extension. The foreman is responsible for developing a training plan and objectives that set forth a reasonable timeframe by which the trainee must be fully proficient in the new job.

E.                                      The District Training Committee (DTC) will review employee progress toward meeting established objectives at pre-determined intervals. Satisfactory post-training progress will result in continuation of the assignment. If in the opinion of the DTC the employee is not making satisfactory progress, the assignment may be terminated.

F.                                      Post-training employment options for employee applicants will be determined in advance and presented to the employee coincident with the written offer of work.

G.                                     Post-training assignments for non-employee applicants, who successfully complete the program, will be dependent on the availability of approved regular full-time jobs.

H.                                    The section does not apply to indentured apprentices or journeyman positions except as follows:

1)                                      Line Assigner I job classification may be given an opportunity to gain knowledge, skills and abilities necessary to bid into the Line Assigner II job classification.

2)                                      Communication Technician job classification may be given an opportunity to gain knowledge skills and abilities necessary to bid into the Engineer I job classification.

8.14        Tools

A.                                   The Company agrees to furnish to regular employees all necessary equipment, tools, climber pads, climber gaffs for climbers using removable gaffs, climbers, body belts, safety and climber straps and other devices necessary to maintain the standard of service required by the Company and to keep such items in good working conditions.  The Company shall determine what items will be used by regular employees and necessity for replacement.  Worn or broken tools will be replaced by the Company on presentation of such tools by the employee.  Employees will be responsible for loss, theft, and misuse of tools; and replacement of such tools will be at the employee’s expense.

B.            Employees in the Fleet Services unit will furnish their own tools appropriate to their trade and classification level. The Company shall pay tool replacement and steel-toed safety shoes allowance each month in accordance with the following:

$60.00 per month	Foreman, Mechanic/Welder, Journeyman Mechanic
$50.00 per month	Mechanic, Mechanic Parts Person
$40.00 per month	Mechanic Helper

C.                                     All employees in classifications involving vehicle maintenance will be required to wear steel-toed safety shoes in their work areas as required.

8.15        Lockers

Where appropriate, the Company will provide lockers for clothing, tools, etc., of employees.  Where required, facilities for drying clothing and equipment will be provided.

8.16        Personal Vehicles

No employee shall utilize his own personal vehicle to transport employees, tools and materials to any job or to the shop.  All such vehicles shall be either owned or operated by the Company.

8.17        Use of Company’s Time, Equipment or Material

Employees shall not use the Company’s time, equipment, or material for other purposes than those authorized, nor shall they be careless or abusive of the Company’s material and equipment.

8.18        Appropriate Dress and Language Code

A.                                   The Company and the Union agree to a dress code which will encourage neat and professional appearing employees whenever possible, and to promote the use of verbal language which is appropriate and acceptable. Employees are expected to treat all persons with respect, and to recognize and value cultural diversity.

B.                                     Dress code will vary as required to meet the particular work situation of the employee.  Guidelines may be established that reflects the requirements of the department and/or employee work situation.  General clothing guidelines for all employees shall:

1)                                      Be appropriate to the job being performed;

2)                                      Not present a safety hazard or a risk to the performance of the employee;

3)                                      Not be distracting to customers or fellow employees, and;

4)                                      Whenever possible, clothing should be reflective of the professional nature of the Company’s business.

8.19        Alcohol/Substance Abuse/Drug Testing

All employees shall be required to carry out their duties in a safe, courteous and business like manner.  No employee shall be considered competent if found under the influence of alcohol or controlled substance while on duty, or who fails to report for work because of such abuse.

A.                                   The Company and Union agree that any policies or procedures implemented concerning alcohol or substance abuse shall be mutually agreed to prior to implementation and shall include:

1)                                      Pre-Employment alcohol and drug screening may be administered to all new hires and rehires. In the event a positive test occurs prior to or within five (5) working days after the start of employment, the employee is subject to immediate termination. Time limits for pre-employment screenings may be extended by mutual agreement between the parties.

2)                                      Reasonable Cause alcohol and drug screening will be administered to an employee who through objective observations exhibits an indication of drug or alcohol impairment. If an employee is determined to be under the influence of alcohol or a controlled substance during working hours, the employee will be relieved of duty and will be subject to disciplinary action.

3)                                      CDL drug testing standards that are required under the provisions of applicable federal or state regulations. The parties further agree that such provisions shall apply to only covered employees described in such regulations.

B.                                     Applicable federal and/or state regulation and Company policies shall be maintained at all work sites for review in the event of question or concerns.

8.20        Compliance with Company Work Rules

Any employee of the Company failing to comply with the written rules, Company policies, department regulations, safety practices, and other necessary regulations in effect, shall be subject to disciplinary action.  All such rules and regulations governing working rules in effect shall be explained to the employee, current and available for the guidance of all concerned.

8.21        Statutory Permits, Certificates and Licenses

For any permits, licenses or safety certificates required by a statute or an employee job description, the Company shall be responsible to provide training and fees associated with keeping the permit, license or safety certificate current.  A typical example is the Commercial Driver’s License, but not the standard Driver’s License.

8.22        New Technology

The use of new equipment, technology or procedures which replace or supersede equipment, technology or procedures currently utilized to perform bargaining unit work, shall continue to constitute bargaining work. When the Company contemplates the introduction of new equipment, technology or procedures into the workplace which may have an adverse effect on the terms or conditions of employment of bargaining unit employees, the Company shall notify the IBEW in advance and upon request, bargain for a reasonable period over the effects of such proposed new equipment, technology or procedures.  Also, the Company shall provide or make available updated training to affected employees to allow them an opportunity to establish competency on such new equipment, technology and procedures.

8.23        Tuition Refund

The Company will refund tuition expense in connection with courses of study that an employee completes, whenever the course of study is related to the employee’s current job duties.  Such refund shall be for one hundred percent (100%) of the first class taken each year and eighty

(80%) of total costs, up to a yearly limit per employee of five thousand two hundred and fifty dollars ($5,250.00).  In order to obtain tuition refund, employees will obtain written concurrence of the Division Vice President that the proposed course is related to the employee’s duties.  Upon successful completion of the course involved, the employee agrees to furnish the Division Vice President with evidence of successful completion, and the amount of the course fee.  The employee will sign an agreement to repay the amount refunded to the Company in the event of termination, other than for layoff, within three hundred sixty (360) calendar days after completion of the course.

ARTICLE IX

GENERAL FOREMAN/FOREMAN/SERVICE ASSISTANT/LEAD

9.1          Foreman

A.                                   A “Foreman” in this Agreement means: General Foreman, Engineer IV, Foreman, Service Assistant (SA) or Lead.  A Foreman is a bargaining unit member who supervises other employees as assigned. Foremen may work with the tools, provided such work does not interfere with supervision or safety.  Any job classification may report to a Foreman.

B.                                     The Foreman shall give instructions to the workforce. Foremen shall be considered supervisory in their authority and shall assume responsibilities as directed by the Company.

C.                                     The Company may, when and where it deems appropriate, create a position of General Foreman. General Foreman may be required to supervise the performance of other Foreman or Leads.  These positions will be responsible for assumption of duties commonly performed by supervisors. General Foreman in these Articles and Sections refers to any General Lead position, except for compensation that is described in Appendix I.

D.                                    [Redacted]

E.                                      Nothing in this Agreement shall be used to attempt to remove General Foreman, Foreman, SA’s, or other represented Lead positions from the bargaining unit. These classifications shall only be removed from the bargaining unit through the negotiation process.

9.2                               Line Foreman

When two (2) to four (4) employees compose a Linecrew, one (1) qualified Communication Technician shall be the Foreman.  When working conditions require, a Linecrew may be increased to six (6) qualified employees without requiring an additional Foreman.  No Linecrew Foreman shall at the same time perform work or supervise work on more that one (1) Linecrew.

9.3          Subforeman

Subforeman is a regular employee directed to be responsible for a job that is directing at least one other but not more than five (5) other Journeyman.  While in charge the employee shall carry tools and do Journeyman’s work.

[Redacted]

ARTICLE X

PAYDAYS

10.1        Paydays

The Company will pay employees’ biweekly, and will designate the regular paydays.  If a payday falls on a holiday or a bank holiday, payday shall be on the preceding business day.

10.2        Wage Increase

Any increase in wages shall be effective coincident with the pay period closest to the effective date to the payroll action.

10.3        Pay upon Termination

When an employee is laid off or quits work, the employee shall receive all accrued earnings not later than seventy-two (72) hours from the time of termination, excluding Saturday, Sunday, or legal holiday.

ARTICLE XI

MISCELLANEOUS

11.1        Communication Technician

The Communication Technician (CT) classification has been created to enable the Company to use the enhanced skills of employees and for cross training purposes.

A.                                   Each CT will be assigned to a primary Functional Work Area (FWA); however, the employee shall be expected to perform the work of any FWA. The primary assignment will reflect the employee’s primary specialty and serve as the basis to administer leave, job bidding and other provisions of the Agreement.

FWA’s include:

Appendix II represents all Journeyman specialties within the CT classification. The Company and Union will meet and assign any classifications or FWA’s omitted.

B.                                     The following conditions shall apply to the CT classification

1)                                      When the Foreman determines it beneficial, or the Company requires, they may occasionally assign employees to perform work outside of their primary specialty. Foreman will distribute the reassignments as equitably as possible.  When employees are reassigned they shall perform work in any FWA as required.

2)                                      Foreman shall be responsible to determine when safety, skill, proper tools, training or lack of personnel prohibits the use of employees for “occasional” work reassignments.

a)                                      The term “occasional” is defined as less than six (6) months and is for work outside of the employee’s FWA or specialty. No employee will be disciplined for performance deficiencies without being properly trained.  Additionally, CT’s shall be allowed to perform “incidental” tasks outside of their normal duties, so long as these tasks are within the employee’s abilities.

3)                                      Employees reassigned to another FWA for periods of ninety (90) days or less, shall not incur monetary loss of premium pay they would the employee would otherwise have been eligible to receive had the employee not been reassigned, i.e., shift differential, weekend shifts, or holiday work assignments, etc.

4)                                      Foreman may reassign Journeyman to other FWA’s for a period up to six (6) consecutive months per employee.  Thereafter, the position shall be bid. The terms of this section shall not be used to circumvent the hiring process.

5)                                      Foreman may have CT’s from any FWA’s or specialty report to them.

6)                                      Employees reassigned from one FWA to another shall remain on their original OT list and be eligible for OT that falls outside the scheduled workweek in either FWA. OT accepted or rejected in the employee’s current FWA shall be carried on the employee’s original OT list.

C.            Wage Progression for the CT Classification -

1)                                      After satisfactory completion of six (6) work months in the CT classification, an employee’s wages shall be increased to [Redacted]

2)                                      After satisfactory completion of an additional twelve (12) work months in the CT classification, an employee’s wages shall be increased to [Redacted]

3)                                      After satisfactory completion of an additional twelve (12) work months in the CT classification, an employee’s wages shall be increased to [Redacted]

11.2        Operators

A.                                   Workday - Operators and SA’s will work seven and one half (7 1/2) hours with a one half (1/2) hour lunch break and will be paid for eight (8) hours.

B.                                     Shift Bidding and Days Off — Shifts and days off will be based on the needs of service and will be bid by sectional seniority on a weekly basis.  Those regular employees who bid into Operator Services after ratification of this agreement shall have their bargaining unit seniority become their sectional seniority date.

C.                                     Excused Time - Excused time is time off without pay.  When service requirements permit, the Company may afford the employee the opportunity to take excused time off from the position.  Requests for excused time will be approved on a “first come, first served” basis.

11.3        Summer Student Hires

The Company may employ up to four (4) temporary summer student workers unless both parties agree in writing to amend these numbers.

A.                                   These employees must be at least 18 years of age, unless mutually agreed otherwise, and must be full time students.

B.                                     The student workers may perform any general maintenance work, for which they are qualified, or be a trainee in an office clerical position and assist non-journeyman employees.

C.                                     A duly appointed Warehouse person or Foreman shall supervise these student employees. In the event supervision of these temporary student hires is delegated to a Warehouse person, the delegate will receive a four percent (4%) pay differential for hours acting as a supervisor.

D.                                    Student employees shall receive forty percent (40%) of the Journeyman wage rate. The standard Union dues will be deducted from the employee’s wage in accordance with Section 1.15 of the Agreement. Student employees will be subject to all provisions set forth in the current Agreement, with the following exceptions: they shall not receive Health & Welfare, Pension Contributions, Holiday Pay, FTO or any other form of paid leave.

E.                                      Student employees shall not be able to bid on any regular full time, regular part time, or other temporary positions, as these positions shall continue to be filled according to procedures set forth in the current Agreement. Summer student workers may be used no earlier than May 1st or later that September 30th of that year, not to exceed one hundred (100) days, and shall be limited to a maximum of four (4) seasons of employment.

F.                                      Hiring Hall Language in the Agreement shall not be applicable when filling a student employee position.  However, the Union will be allowed to refer applicants for these positions, and those hours worked by these employees will count towards the Union’s out of work Book status.

G.                                     Summer student workers are not to be used to supplement Journeyman or other classifications in such a way as to eliminate or to make unavailable a regular full time bargaining unit position or to circumvent the Apprenticeship program.

11.4        Information Services/Information Technology (IS/IT)

The Company and the Union agree that specified job classifications in Computer Operations and Desktop Support will be represented work.

APPENDIX I — WAGE RATES & OCCUPATIONAL CLASSIFICATION

TABLE 1

CLASSIFICATION	11/07/99	1/00	9/00	7/01	9/01	1/03; 1/04; 1/05; 1/06

[Table Redacted]

CLASSIFICATION	11/07/99	1/00	9/00	7/01	9/01	1/03; 1/04; 1/05; 1/06

[Table Redacted]

CLASSIFICATION	11/07/99	1/00	9/00	7/01	9/01	1/03; 1/04; 1/05; 1/06

[Table Redacted]

CLASSIFICATION	11/07/99	1/00	9/00	7/01	9/01	1/03; 1/04; 1/05; 1/06

[Table Redacted]

CLASSIFICATION	11/07/99	1/00	9/00	7/01	9/01	1/03; 1/04; 1/05; 1/06

[Table Redacted]

CLASSIFICATION	11/07/99	1/00	9/00	7/01	9/01	1/03; 1/04; 1/05; 1/06

[Table Redacted]

CLASSIFICATION	11/07/99	1/00	9/00	7/01	9/01	1/03; 1/04; 1/05; 1/06

[Table Redacted]

CLASSIFICATION	11/07/99	1/00	9/00	7/01	9/01	1/03; 1/04; 1/05; 1/06

[Table Redacted]

CLASSIFICATION	11/07/99	1/00	9/00	7/01	9/01	1/03; 1/04; 1/05; 1/06

[Table Redacted]

CLASSIFICATION	11/07/99	1/00	9/00	7/01	9/01	1/03; 1/04; 1/05; 1/06

[Table Redacted]

CLASSIFICATION	11/07/99	1/00	9/00	7/01	9/01	1/03; 1/04; 1/05; 1/06

[Table Redacted]

APPENDIX I (Continued)

A.                                   ATU Longevity Freeze - The parties agree to freeze the continuous service benefit (longevity) for all currently eligible ATU bargaining unit employees who remain continuously employed. The frozen rate will equal the longevity dollar amount in place on August 31, 1999. Impacted employees will receive negotiated increases to the applicable base rate for the job classification. The longevity rate will be added to the employee’s adjusted base salary.

B.                                     Consumer Price Index -

1)                                      On January 1, 2000, wages will be increased equal to the US Department of Labor CPI-U, Consumer Price Index for Anchorage, measured from July 1, 1998, to June 30, 1999, but in no event will the increase exceed four percent nor be less than zero percent.

2)                                      On July 1, 2001, wages will be increased equal to the US Department of Labor CPI-U, Consumer Price Index for Anchorage, measured from January 1, 2000, to January 1, 2001, but in no event will the increase exceed four percent nor be less than zero percent.

3)                                      On January 1, 2003, wages will be increased equal to the US Department of Labor CPI-U, Consumer Price Index for Anchorage, measured from July 1, 2001, to June 30, 2002, but in no event will the increase exceed four percent nor be less than zero percent.

4)                                      On January 1, 2004, wages will be increased equal to US Department of Labor CPI-U, Consumer Price Index for Anchorage, measured from July 1, 2002, to June 30, 2003, but in no event will the increase exceed four percent nor be less than zero percent.

5)                                      On January 1, 2005, wages will be increased equal to US Department of Labor CPI-U, Consumer Price Index for Anchorage, measured from July 1, 2003, to June 30, 2004, but in no event will the increase exceed four percent nor be less than zero percent.

6)                                      On January 1, 2006, wages will be increased equal to the US Department of Labor CPI-U, Consumer Price Index for Anchorage, measured from July 1, 2004, to June 30, 2005, but in no event will the increase exceed four percent nor be less than zero percent.

C.                                     Pay Transition — Change in individual employees rates of pay will be administered as outlined in the transition schedules set forth in Appendix I.

COMMUNICATION TECHNICIAN (CT) CLASSIFICATION

SPECIALTY SKILL GROUPS

TABLE 2A

PTI Old Job Title	ATU Old Job Title	ACS Skill Group

[Table Redacted]

APPENDIX II — PENSION CONTRIBUTION

[Redacted]

[Redacted]

APPENDIX III —  SUPPLEMENTAL SICK PAY (SSP)

FMUS SICK LEAVE BALANCES

A.                                   Any FMUS employees who, as of the date they become covered under this Agreement, have accrued sick leave balances subject to Section 6.3(F)(“Sick Leave — Payment Upon Termination”) of the Working Agreement between FMUS and the Union, shall be permitted to convert such sick leave in accordance with the options set forth below.  Subject to the limitations on hours that may be converted for options (a) and (b), an employee may elect to convert all of the accrued hours to one option, or split conversion of the accrued hours among two or three options.

a)                                      Annual Leave, limited to the amount of additional leave which would bring the employee’s total annual leave balance to 480 hours.

b)                                     Cash Lump Sum Payment, not to exceed 480 hours of sick leave so converted.

c)                                      Cashable SSP, without limit, for use in the event of extended illness or injury, with any remaining balance at termination payable in cash.

PTI SICK LEAVE AND VACATION BALANCES

A.                                   PTI employees shall receive their annual entitlement vacation balances as listed in the current CBA on January 1, 1997.

B.                                     Any PTI employees who, as of January 1, 1997, had accrued sick leave balances subject to Article IX of the current Collective Bargaining Agreement (CBA) between PTI and the Union (PTI Agreement) shall be permitted to convert such sick leave in accordance with the options in subparagraphs (a) and (b) below.  Subject to the limitations on hours set forth for each option, an employee may elect to convert all of the accrued hours to one option, or divide the accrued hours among the two options.

a)                                      leave balance after the 1/1/97 entitlement to 480 hours.  Employees may not utilize these converted sick leave balances until the FMUS sale is completed and the full Master Agreement is in effect; except that such hours may be reconverted to sick leave in the case of serious illness or injuries not covered by Worker’s Comp.

b)                                     SSP, without limit, for use in the Annual leave, limited to the amount of additional leave which would bring the employee’s total annual event of extended illness or injury.  (SSP has no cash value upon termination for current PTI employees.)

C.                                     Employees who had vacation balances carried over from 1996 shall not have those hours included in the conversion options and shall be able to count those hours above the 480 maximum.  These hours may then be carried over to the following year without having to convert those hours to individual SSP accounts.

D.                                    New leave accruals shall begin when the Master Agreement goes into effect or on 7/1/97 (whichever occurs first) as listed in Article VII, Section 7.2 of the new Master Agreement.  New leave accruals shall not be available for use until the new Master Agreement goes into effect.

E.                                      Sick leave accrued from January 1, 1997 shall be converted to employees SSP accounts when the Master Agreement goes into effect.

FORMER TEAMSTER SICK LEAVE AND VACATION BALANCES

A.                                   Any IBT/PTI employees who, as of August 9, 1998, had accrued sick leave balances subject to the IBT/PTI CBA between PTI and the Union (IBT/PTI Agreement) shall be permitted to convert such sick leave in accordance with the options in subparagraphs (a) and (b) below.  Subject to the limitations on hours set forth for each option, an employee may elect to convert all of the accrued hours to one option, or divide the accrued hours among the two options.

a)                                      Annual leave, limited to the amount of additional leave which would bring the employee’s total annual leave balance to 480 hours.

b)                                     Supplemental Sick Pay (SSP), without limit, for use in the event of extended illness or injury.  (SSP only has a cash value upon termination for sick leave earned prior to August 9, 1998.  Thereafter, future hours placed in an employees SSP account has no cash value).

B.                                     Employees who had leave balances involuntarily carried over from 1997 shall not have those hours included in the conversion options and shall be able to count those hours above the 480 hour maximum.  These hours may then be carried over to the following year without having to convert those hours to individual SSP accounts.

C.                                     Employees who receive “bonus” leave credit in 1998 shall not have those hours included in the conversion options and shall be able to count those hours above the 480 hour limit to a 624 hour maximum for 1999 only, unless involuntarily carried over.

LETTER OF UNDERSTANDING — SEVERANCE FREEZE

The Company agrees to freeze the entitlement weeks of severance pay for the following employees at the indicated levels:

NAME	WEEKS OF ENTITLEMENT

[Table Redacted]

GLACIER STATE (Continued)	NAME	WEEKS OF ENTITLEMENT

[Table Redacted]

In the event any of the foregoing employees are laid off from employment from the bargaining unit, they shall receive the above-referenced weeks of severance pay in lieu of that amount provided for in the Labor Agreement, unless the Agreement provides for a greater amount in which case the Agreement shall prevail.

LETTER OF UNDERSTANDING — GRANDFATHERED WAGE RATES

[Redacted]

[Redacted]

[Redacted]

LETTER OF UNDERSTANDING — FROZEN WAGE RATES

[Redacted]

LETTER OF UNDERSTANDING —PHYSICALLY AND MENTALLY CHALLENGED EMPLOYEES

Alaska Communications Systems (Company) and the International Brotherhood of Electrical Workers (Union) recognize the important link to life that work can provide for physically and mentally challenged employees.  Both parties mutually embrace the Americans with Disabilities Act (‘Act’) and commit to working together to advance the spirit of the Act, i.e. make reasonable accommodation to allow challenged workers to continue to perform essential job functions.

To the extent business needs permit, the Company and Union further agree to work in partnership to help create special meaningful work opportunities for those challenged employees who, because they can no longer perform the essential job functions of their classification, would otherwise be displaced.  Employees assigned special opportunities will be paid at such rates as may be mutually agreed upon by the Company and the Union. For this purpose, challenged employees are those who because of physical or mental limitations can no longer perform the essential duties for which they were hired.  The Company has the responsibility for establishing and managing business need(s) and, when possible, creating jobs that accommodate the challenged employee.  Employees so employed shall be subject to layoff if the Company determines its business and financial condition do not support a continuation of the work assignment.  However, employees who are in such special assignments prior to November 7, 1999 shall enjoy whatever protection was agreed to while employed at ATU and/or PTI.  Physically and mentally challenged employees are entitled to Company seniority and benefits as outlined in the collective bargaining agreement for similarly classified employees, i.e. regular full-time, regular part-time, temporary full-time, temporary part-time.

LETTER OF UNDERSTANDING — FMUS1

I.

[Redacted]

1 See Consolidation Agreement for former FMUS supervisory employees not currently covered under the Master Agreement.

LETTER OF UNDERSTANDING

INTEGRATION LANGUAGE

[Redacted]

[Redacted]

SIGNATURE PAGE

APPROVED BY:

Alaska Communications Systems	International Brotherhood of
Electrical Workers

/s/ Charles E. Robinson	/s/ Gary Brooks
Charles E. Robinson,	Gary Brooks, Business Manager
Chairman & CEO	Local 1547, IBEW

/s/ Wesley E. Carson	/s/ Robert K. Larsen
Wesley E. Carson	Robert K. Larsen, Business Representative
President	Local 1547, IBEW

/s/ Priscilla B. Andres	/s/ Mike Notar
Priscilla B. Andres, Vice President	Mike Notar, Assistant Business Manager
Human Resources	Local 1547, IBEW

/s/ Michael E. Bowman	/s/ Ralph Whitt
Michael E. Bowman, Vice President	Ralph Whitt, Business Representative
Engineering & Construction	Local 1547, IBEW

/s/ Kenneth L. Laing	/s/ Brad deMontfort
Kenneth L. Laing, Vice President	Brad deMontfort
Operations	Chief Shop Steward - ACS

/s/ Marilyn N. Callahan
Marilyn N. Callahan
Administrator, Labor Relations

ALPHABETICAL INDEX

(FTO) Accrual Limits	44
A

Alaska Communications Systems, Inc. Employee 401(k) Savings Plan	41
Alaska Electrical Money Purchase Pension Plan	41
Alcohol/Substance Abuse/Drug Testing	62
Alternate Workweek	27
Amendment of Agreement	3
Appendix I - Wage Rates & Occupational Classification	71
Appendix II — Pension Contribution	84
Appendix III - Supplemental Sick Pay (SSP)	86
Apprentice	58
Apprenticeship Training	41
Appropriate Dress and Language Code	62
Arbitration	23
Assistant Shop Stewards	9
B

Bereavement Leave	47
Bulletin Boards and E-Mail	7
C

Call-Out Pay	36
Cash-in of FTO	52
Chief Shop Steward	8
Classification Committee	17
Climbing Safety During Long Periods of Extreme Cold	56
Communication Technician	68
Communication Technician Classification Specialty Skill Groups - Table 2A	83
Complaints	22
Compliance with Company Work Rules	63
D

Definitions and Presentation of Grievances	22
Designation of Employees	13
Discipline	24
Distribution of Overtime	38
District and Statewide Training Committee	56
Donation of FTO	53
Dues Deduction	6
E

Eight-Hour Break	31
Exit Incentive Program	20

F

Familiarization Period after Promotion or Lateral Move	12
Family Members	12
Final Agreement	3
Five Day Ten-Hour Workweek	30
Flexible Time Off (FTO) Accrual Rates	44
Flex-Time	30
FMLA Leaves of Absence	48
Foreman	65
FTO Advances	53
H

Health & Welfare Plan	40
Heath and Welfare Contributions During Long Term disability	54
High Time	37
Hiring Procedures	13
Holidays	43
I

IBEW Hardship and Benevolent Fund	42
IBEW NECA Temp Employees	15
Incidental Scheduled FTO Requests	46
Inclement Weather	56
Indemnification	6
Information Services/Information Technology (IS/IT)	70
In-State Travel Meal Allowance	33
J

Job Award/Bid Committee	12
Job Classifications	17
Job Notice	11
Job Share	15
Jurisdictional Disputes	7
Jury Duty	46
L

Labor-Management Executive Committee	i
Labor-Management Relations Mission Statement	i
Layoff Procedure	19
Leaves of Absence Non Federal Family & Medical Leave Act (FMLA)	47
Legal Trust	41
Letter of Understanding — Frozen Wage Rates	93
Letter of Understanding — Grandfathered Wage Rates	90
Letter of Understanding — Severance Freeze	88
Line Foreman	65
Local Telephone Service	42
Lockers	62
Long Term Disability Income Insurance Plan	41
M

Management Rights	4

Manhole Safety	55
Meal Allowances	32
Military Leave	47
Movement of Monies	41
Moving Expenses	21
N

Negotiations upon Expiration	3
New Technology	64
No Layoff Clause	19
No Out-Of-State Job Transfer	21
No qualified bidders for Non-Journeyman Vacancies	60
Non-Discrimination	10
Non-Meal Expenses	33
Notices	8
O

Operators	69
Out of Classification Overtime	37
Out-of-State Travel Meal Allowance	33
Overtime Pay	35
P

Pay upon Termination	67
Paydays	67
Personal Call	34
Personal Vehicles	62
Plurality	8
Political Action Committee Fund	6
Probationary Employees	15
Purpose	22
Purpose and Intent	i
Pyramiding Prohibited	36
R

Recognition	4
Reimbursement of Actual Meal Expenses	33
Relief	31
Reopening Specified Provisions of the Agreement	3
Rest Periods	31
Retirement	40
Return to Work	54
S

Safety	55
Safety Committee	56
Safety Devices	55
Safety Responsibilities	56
Safety Standards	55
Safety/Training Meetings	55
Scheduling of (FTO)	45
Scope of Agreement	3

Seniority	11
Severability and Savings	3
Shift Differential	30
Shifts and Schedules	26
Signature Page	98
Staggered Lunch Periods	31
Standby Time	36
Statutory Permits, Certificates and Licenses	63
Strikes, Lockouts & Picket Lines	6
Subcontracting	5
Subforeman	65
Successor Clause	8
Summer Student Hires	69
Supplemental Sick Pay (SSP)	53
Supplemental Workers Compensation	53
Survivor Income Benefits	40
T

Table of Contents	ii
Temporary and Part-Time Employees Health and Welfare	14
Term of Agreement	2
Time Changes	32
Tools	61
Training Positions	60
Transportation	34
Travel Outside of Shift for Training	33
Tuition Refund	64
U

Union Business Representative	7
Union Duty	9
Union Right to Discipline Members	9
Union Security	6
Unscheduled Absence	52
Use of Company’s Time, Equipment or Material	62
W

Wage Increase	67
Wage Rates	35
Work out of Classification	18
Work Week	26
Workday	26